                                  Filed Pursuant to Rule 424B5
                                  Registration Statement Number 333-81525
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PROSPECTUS
AUGUST 4, 1999

                      PANHANDLE EASTERN PIPE LINE COMPANY
                                 EXCHANGE OFFER
                   $300,000,000 6.125% SENIOR NOTES DUE 2004
                   $200,000,000 6.500% SENIOR NOTES DUE 2009
                   $300,000,000 7.000% SENIOR NOTES DUE 2029

     ISSUED BY CMS PANHANDLE HOLDING COMPANY WHICH HAS MERGED WITH AND INTO
                      PANHANDLE EASTERN PIPE LINE COMPANY

                                      FOR

                   $300,000,000 6.125% SENIOR NOTES DUE 2004
                   $200,000,000 6.500% SENIOR NOTES DUE 2009
                   $300,000,000 7.000% SENIOR NOTES DUE 2029

                 ISSUED BY PANHANDLE EASTERN PIPE LINE COMPANY

--------------------------------------------------------------------------------

PANHANDLE EASTERN PIPE LINE COMPANY ("PANHANDLE" OR THE "COMPANY"):

- We and our affiliate companies (collectively the "PANHANDLE COMPANIES") operate one of the largest natural gas pipeline networks in the United States, providing customers in the Southwest and Midwest with a comprehensive array of transportation and storage services.

- Panhandle Eastern Pipe Line Company
  5444 Westheimer Court
  Houston, Texas 77056-5306
  (713) 989-7000

THE OFFERING:

- We will exchange our notes (the "EXCHANGE NOTES") for the notes issued by CMS Panhandle Holding Company ("CMS HOLDING") and guaranteed by us (the "NOTES"). Since the Notes were issued, CMS Holding has merged with and into us.

- We will receive no proceeds from the exchange.
THE EXCHANGE NOTES:

- Terms: Will be substantially identical to the Notes except that they will be issued by us instead of CMS Holding and they will be registered under the Securities Act of 1933.

- Maturities:

    - for the 2004 Exchange Notes, March 15, 2004;

    - for the 2009 Exchange Notes, July 15, 2009; and

    - for the 2029 Exchange Notes, July 15, 2029.

- Interest Payments: Interest on all Exchange Notes will be paid semi-annually in cash in arrears:

    - for the 2004 Exchange Notes, on March 15 and September 15, commencing September 15, 1999; and

    - for the 2009 and the 2029 Exchange Notes, on January 15 and July 15, commencing January 15, 2000.

- Redemption: Some or all of the Exchange Notes may be redeemed on at least 30 days' notice.

- Ranking of Exchange Notes: The Exchange Notes will rank equally with all of our other unsecured and unsubordinated indebtedness.

--------------------------------------------------------------------------------
    THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 10.
--------------------------------------------------------------------------------

These Securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

                 The date of this Prospectus is August 4, 1999

                               TABLE OF CONTENTS

                                                               PAGE
Forward-Looking Statements..................................     i

Where to Find More Information..............................     i

Prospectus Summary..........................................     1

Historical and Pro Forma Selected Financial Information.....     8

Risk Factors................................................    10

Use of Proceeds.............................................    12

Ratio of Earnings to Fixed Charges..........................    12

The Company.................................................    13

Description of the Exchange Notes...........................    15

The Exchange Offer..........................................    32

Certain United States Federal Income Tax Consequences.......    40

Plan of Distribution........................................    43

Legal Matters...............................................    44

Experts.....................................................    44

Unaudited Pro Forma Financial Information...................   F-1

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains or incorporates by reference forward-looking statements. The factors identified under "Risk Factors" are important factors (but not necessarily all important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, us.

     Where any such forward-looking statements include a statement of the assumptions or bases underlying such forward-looking statement, we believe that the assumed results are reasonable, however, there is no assurance that they will approximate actual results. Where, in any forward-looking statement, we express an expectation or belief as to future results, such expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. The words "believe," "expect," "estimate," "project" and "anticipate" and similar expressions identify forward-looking statements.

                         WHERE TO FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, we file annual, quarterly and current reports as well as other information with the SEC. The public may read and copy any reports or other information that we file at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     We have securities listed on the New York Stock Exchange. You can inspect and copy reports and other information about us at the NYSE's offices at 20 Broad Street, New York, New York.

     We are "incorporating by reference" information into this Prospectus. This means that we are disclosing important information by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in this Prospectus. This Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our finances.

     SEC FILINGS (FILE NO. 1-2921)        PERIOD/DATE
     -----------------------------        -----------
 --  Annual Report on Form 10-K           Year ended December 31, 1998.
 --  Quarterly Report on Form 10-Q        Quarterly period ended March 31, 1999.
 --  Current Reports on Form 8-K          Filed January 26, 1999 and April 5, 1999.
 --  Current Reports on Form 8-K/A        Filed July 19, 1999.

     The documents we have filed with the SEC pursuant to Sections 13(a), 13(c), 14 and 15 of the Exchange Act after the date of this Prospectus and before the termination of the offering made by this Prospectus are also incorporated by reference into this Prospectus.

     This Prospectus, which is a part of the exchange offer registration statement, does not contain all of the information found in the exchange offer registration statement including various exhibits and schedules. We are incorporating by reference the exchange offer registration statement.

     You may request a copy of these filings and the exchange offer registration statement at no cost, by writing or telephoning us at the following address:

                      Panhandle Eastern Pipe Line Company
5444 Westheimer Court
Houston, Texas 77056-5310
(713) 989-7000
Attention: Controller

     You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with information that is different from this information.

                               PROSPECTUS SUMMARY

     This summary may not contain all the information that may be important to you. You should read the entire Prospectus, including the financial data and related notes and the information incorporated by reference into this Prospectus, before making an investment decision. The terms "OUR," "WE" and "US" as used in this Prospectus Summary refer to the Panhandle Companies. The term "YOU" as used in this Prospectus as the context requires refers to a holder of the Notes or Exchange Notes.

                      PANHANDLE EASTERN PIPE LINE COMPANY

     On March 29, 1999, CMS Energy Corporation ("CMS ENERGY") acquired all of the outstanding common stock of Panhandle, its principal consolidated subsidiaries, Trunkline Gas Company ("TRUNKLINE") and Pan Gas Storage Company ("PAN GAS STORAGE"), as well as Panhandle's affiliates, Panhandle Storage Company ("PANHANDLE STORAGE") and Trunkline LNG Company ("TRUNKLINE LNG"), from subsidiaries of Duke Energy Corporation. As a result of a corporate reorganization at that time, Panhandle Storage and Trunkline LNG became direct, wholly-owned subsidiaries of Panhandle. See "-- Acquisition by CMS Energy Corporation."

     We are primarily engaged in the transportation of natural gas in interstate commerce. We operate one of the nation's largest natural gas pipeline networks, providing customers in the Southwest and Midwest with a comprehensive array of transportation and storage services. This interconnected 10,400 mile system accesses virtually all major natural gas supply regions in the United States.

     Our Panhandle transmission system consists of a system of four large-diameter parallel pipelines, extending approximately 1,300 miles from producing areas in the Anadarko Basin of Texas, Oklahoma and Kansas through Missouri, Illinois, Indiana and Ohio into Michigan.

     Our Trunkline transmission system consists of a system of three large-diameter parallel pipelines, extending approximately 1,400 miles from the Gulf Coast areas of Texas and Louisiana through Arkansas, Mississippi, Tennessee, Kentucky, Illinois and Indiana to a point on the Indiana-Michigan border. We also own and operate two offshore Louisiana natural gas supply systems consisting of 337 miles of pipeline extending approximately 81 miles into the Gulf of Mexico.

     We own and operate five underground gas storage fields located in Illinois, Michigan, Kansas, Oklahoma and Louisiana with a combined maximum working storage capacity of 70 billion cubic feet.

     We own a liquified natural gas ("LNG") regasification plant and related LNG tanker port, unloading facilities and LNG and gas storage facilities located at Lake Charles, Louisiana. The LNG plant has the capacity to deliver 700 million cubic feet per day but has been operated on a limited basis for a number of years.

     Our Panhandle transmission system's major customers include approximately 20 utilities located in the Midwest market area that encompasses large portions of Michigan, Ohio, Indiana, Illinois and Missouri. Our Trunkline transmission system's major customers include eight utilities located in portions of Illinois, Indiana, Michigan, Ohio and Tennessee.

     Our rates and operations are subject to regulation by the Federal Energy Regulatory Commission. For more information on this regulation, please see our annual report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference into this Prospectus.

     Panhandle is a Delaware corporation organized in 1929. Its principal offices are located at 5444 Westheimer Court, Houston, Texas 77056-5306, and its telephone number is 713-989-7000.

     The above information about us is not comprehensive. For additional information about our business and affairs, including our consolidated financial statements and related notes, management's discussion and analysis, pending environmental, legal and regulatory proceedings and descriptions of certain laws and regulations to which we are subject, you should refer to the documents which are or incorporated by reference in this Prospectus. See "Where to Find More Information."

ACQUISITION BY CMS ENERGY CORPORATION

     On March 29, 1999, CMS Energy acquired all of our outstanding common stock from Duke Energy Corporation ("DUKE ENERGY"). CMS Energy paid $1.9 billion in cash to Duke Energy and assumed $300 million of our existing debt.

     CMS Energy is a leading diversified energy company operating in the United States and around the world. CMS Energy's two principal subsidiaries are Consumers Energy Company ("CONSUMERS") and CMS Enterprises Company ("ENTERPRISES"). Consumers is a public utility that provides natural gas and electricity to almost six million of the nine and one-half million residents in Michigan's Lower Peninsula. Enterprises, through subsidiaries, is engaged in several domestic and international energy businesses including:

     - Natural gas transmission, storage and processing;

     - Independent power production;

     - Oil and gas exploration and production;

     - International energy distribution; and

     - Energy marketing, services and trading.

     Our acquisition by CMS Energy excluded certain of our non-strategic assets. See "Unaudited Pro Forma Financial Information" for a description of restructuring, realignment and elimination of certain activities between us and Duke Energy prior to the closing of the acquisition.

     Pursuant to the stock purchase agreement between subsidiaries of Duke Energy and CMS Energy, Duke Energy has agreed to investigate and remedy environmental damage to some of our properties. Duke Energy has agreed to continue its clean-up effort at these properties post acquisition and to defend and indemnify us against certain future environmental litigation and claims.

                               THE NOTE OFFERING

The Notes....................   On March 29, 1999, CMS Holding sold $300 million
                                principal amount of 6.125% Senior Notes due
                                2004; $200 million principal amount of 6.500%
                                Senior Notes Due 2009; and $300 million
                                principal amount of 7.000% Senior Notes due 2029
                                (collectively, the "NOTES"). On June 15, 1999,
                                CMS Holding merged into Panhandle and the obligations of CMS Holding under the Notes and the related indenture were assumed by us. The
                                Notes were offered to qualified institutional buyers under Rule 144A as well as certain qualified foreign purchasers pursuant to
                                Regulation S.

Registration Rights
Agreement....................   We executed a Registration Rights Agreement
                                which provides that we will grant certain registration and exchange rights to Note holders. As a result, we have filed a registration statement with the SEC which will permit you to exchange the Notes for new notes which are registered under the Securities Act of 1933. The transfer restrictions will be removed from the new notes. We are conducting the exchange offer to satisfy our obligations with respect to certain exchange and registration rights. Except for a few limited circumstances, these rights will terminate when the exchange offer ends.

Guarantee....................   All payments under the Notes issued by CMS
                                Holding were irrevocably and unconditionally guaranteed by us. This guarantee was terminated when CMS Holding merged with and into us.

                               THE EXCHANGE OFFER

Securities Offered...........   $300 million principal amount of 6.125% Senior
                                Notes due 2004; $200 million principal amount of 6.500% Senior Notes due 2009; and $300 million principal amount of 7.000% Senior Notes due 2029
                                (individually the "2004 EXCHANGE NOTES," the
                                "2009 EXCHANGE NOTES" and the "2029 EXCHANGE
                                NOTES" and collectively the "EXCHANGE NOTES").

Exchange Offer...............   The Exchange Notes will be offered for all
                                outstanding Notes. Currently outstanding are
                                $300 million aggregate principal amount of 6.125% Senior Notes due 2004; $200 million principal amount of 6.500% Senior Notes due
                                2009; and $300 million principal amount of 7.000% Senior Notes due 2029. The Notes may be tendered only in integral amounts of $1,000.

Resale of Exchange Notes.....   Based on SEC no action letters, we believe that
                                after the exchange offer you may offer and sell the Exchange Notes without registration under the Securities Act of 1933 so long as:

                                - You acquire the Exchange Notes in the ordinary
                                  course of business.

                                - When the exchange offer begins you do not have
                                  an arrangement with another person to
                                  participate in a distribution of the Exchange Notes.

                                - You are not engaged in a distribution of, nor
                                  do you intend to distribute, the Exchange
                                  Notes.

                                When you tender the Notes we will ask you to represent to us that:

                                - You are not our affiliate.

                                - You will acquire the Exchange Notes in the
                                  ordinary course of business.

                                - When the exchange offer begins you are not
                                  engaged in nor do you have plans with another person to be engaged in a distribution of the Exchange Notes.

                                If you are unable to make these representations, you will be required to comply with the registration and prospectus delivery requirements under the Securities Act of 1933 in connection with any secondary resale transaction.

                                If you are a broker-dealer and receive Exchange Notes for your own account, you must acknowledge that you will deliver a prospectus if you resell the Exchange Notes. By acknowledging your intent and delivering a prospectus you will not be deemed to admit that your are an "underwriter" under the Securities Act of 1933. You may use this Prospectus as it is amended from time to time when you resell Exchange Notes which were acquired from market-making or trading activities. For a year after the Expiration Date we will make this Prospectus available to any broker-dealer in connection with such a resale. See "Plan of Distribution."

                                If necessary, we will cooperate with you to register and qualify the Exchange Notes for offer or sale without any restrictions or limitations under state "blue sky" laws.

Consequences of Failure to
Exchange Notes...............   If you do not exchange your Notes during the
                                exchange offer you will no longer be entitled to registration rights. You will not be able to offer or sell the Notes unless they are later registered, sold pursuant to an exemption from registration or sold in a transaction not subject to the Securities Act of 1933 or state securities laws. See "The Exchange
                                Offer--Consequences of Failure to Exchange."

Expiration Date..............   5:00 p.m., EST, on September 1, 1999 (the
                                "EXPIRATION DATE"). We may extend the exchange offer.

Conditions to the Exchange
Offer........................   No minimum principal amount of Notes must be
                                tendered to complete the exchange offer.
                                However, the exchange offer is subject to certain customary conditions which we may waive.
                                See "The Exchange Offer--Conditions." Other than
                                United States federal and state securities laws we do not need to satisfy any regulatory requirements or obtain any regulatory approval to conduct the exchange offer.

Procedures for Tendering
Notes........................   If you wish to participate in the exchange offer
                                you must complete, sign and date the letter of transmittal or a facsimile copy and mail it or deliver it to the exchange agent along with any necessary documentation. Instructions and the address of the exchange agent will be on the letter of transmittal and can be found in this Prospectus. See "The Exchange Offer--Procedures for Tendering" and "--Exchange Agent." You must also effect a tender of Notes pursuant to the procedures for book-entry transfer as described in this Prospectus. See "The Exchange
                                Offer--Procedures for Tendering."

Guaranteed Delivery
Procedures...................   If you cannot tender the Notes, complete the
                                letter of transmittal or provide the necessary documentation prior to the termination of the exchange offer, you may tender your Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed
                                Delivery Procedures."

Withdrawal Rights............   You may withdraw tendered Notes at any time
                                prior to 5:00 p.m. EST on the Expiration Date.
                                You must send a written or facsimile withdrawal notice to the Exchange Agent prior to 5:00 p.m.
                                on the Expiration Date.

Acceptance of Notes and
Delivery of Exchange Notes...   All Notes properly tendered to the Exchange
                                Agent by 5:00 p.m. on the Expiration Date will be accepted for exchange. The Exchange Notes will be delivered promptly after the Expiration
                                Date. See "The Exchange Offer--Acceptance of
                                Notes for Exchange; Delivery of Exchange Notes."

Certain United States Tax
Consequences.................   Exchanging Notes for the Exchange Notes will not
                                be a taxable exchange for United States federal income tax purposes. See "Certain United States
                                Federal Income Tax Consequences."

Exchange Agent...............   Bank One Trust Company, NA is the exchange agent
                                (the "EXCHANGE AGENT") for the exchange offer.

Fees and Expenses............   We will pay all fees and expenses associated
                                with the exchange offer and compliance with the Registration Rights Agreement.

Use of Proceeds..............   We will receive no cash proceeds in connection
                                with the exchange offer. The net proceeds of $796 million from the sale of the Notes, together with funds from CMS Energy, were used to fund CMS Energy's acquisition of the Panhandle Companies.

                               THE EXCHANGE NOTES

Issuer.......................   Panhandle Eastern Pipe Line Company

Securities Offered...........   $300 million principal amount of 6.125% Senior
                                Notes due 2004; $200 million principal amount of 6.500% Senior Notes due 2009; and $300 million principal amount of 7.000% Senior Notes due 2029
                                (individually the "2004 EXCHANGE NOTES," the
                                "2009 EXCHANGE NOTES" and "2029 EXCHANGE NOTES" and collectively the "EXCHANGE NOTES").

Maturities...................   For the 2004 Exchange Notes, March 15, 2004; for
                                the 2009 Exchange Notes, July 15, 2009; and for the 2029 Exchange Notes, July 15, 2029.

Interest Payment Dates.......   Interest on all Exchange Notes will be paid
                                semi-annually in cash in arrears:

                                - for the 2004 Exchange Notes, on March 15 and
                                  September 15 of each year, commencing
                                  September 15, 1999; and

                                - for the 2009 Exchange Notes and the 2029
                                  Exchange Notes, on January 15 and July 15 of each year, commencing January 15, 2000.

Optional Redemption..........   The Exchange Notes will be redeemable at our
                                option. The Exchange Notes may be redeemed in whole or in part, at any time or from time to time, on not less than 30 days' notice, at the Make-Whole Price as defined under "Description of the Exchange Notes--Redemption."

Ranking......................   The Exchange Notes will be senior unsecured
                                obligations of Panhandle and will rank equally in right of payment with Panhandle's other existing and future senior unsecured debt.

Certain Covenants............   The Indenture will contain covenants that will,
                                among other things, limit our ability to pay dividends, repurchase our common stock or make other payments, incur additional liens, and engage in sale-leaseback transactions.

Form and Denomination........   The Exchange Notes will be fully registered
                                under the Securities Act of 1933. The Exchange
                                Notes will be issued in the form of one or more global notes and will be held by a custodian and registered in the name of a designee of the depositary. Beneficial interests in the global notes as well as any sales of interests in the global notes will be shown on records maintained by the depositary.

Exchange Offer; Registration
Rights.......................   To remove the transferability restrictions on
                                the Notes, we agreed to file a registration statement with the SEC to permit you to exchange the Notes for new notes which are registered under the Securities Act. We agreed to file the registration statement within 90 days after the sale of the Notes, which we have done; to use our best efforts to have it declared effective within 180 days; and to complete the exchange offer within 30 days after the registration statement is effective. If we do not comply with these requirements, you will receive higher interest payments until we are in compliance.

                      PANHANDLE EASTERN PIPE LINE COMPANY
            HISTORICAL AND PRO FORMA SELECTED FINANCIAL INFORMATION

     The following summary historical financial information has been derived from the historical consolidated financial statements of Panhandle. The financial information set forth below should be read in conjunction with the consolidated financial statements of Panhandle, related notes and other financial information incorporated by reference in this Prospectus. See "Where to Find More Information."

     The unaudited pro forma selected financial information illustrates the effects of:

     - various restructuring, realignment, and elimination of activities between the Panhandle Companies and Duke Energy prior to the closing of the acquisition of the Panhandle Companies by CMS Energy;

     - the adjustments resulting from the acquisition of the Panhandle Companies by CMS Energy; and

     - the application of the net proceeds from the sale of the Notes.

                                                                   THREE MONTHS
                              YEAR ENDED DECEMBER 31,             ENDED MARCH 31,
                        -----------------------------------   -----------------------
                                                 PRO FORMA                  PRO FORMA
                        1996    1997    1998       1998       1998   1999     1999
                        -----   -----   -----   -----------   ----   ----   ---------
                                                (UNAUDITED)         (UNAUDITED)
                                            (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
Operating revenues....  $ 539   $ 534   $ 496      $ 470      $139   $133     $128
Operating expenses....    345     339     295        304        69     64       68
                        -----   -----   -----      -----      ----   ----     ----
Operating income......    194     195     201        166        70     69       60
Other income and
  expenses............      4       6      24         10         6      5        5
                        -----   -----   -----      -----      ----   ----     ----
Earnings before
  interest and
  taxes...............    198     201     225        176        76     74       65
Interest expense......     62      73      77         78        19     19       20
                        -----   -----   -----      -----      ----   ----     ----
Income before income
  taxes...............    136     128     148         98        57     55       45
Income taxes..........     48      48      57         40        22     21       18
                        -----   -----   -----      -----      ----   ----     ----
Net income............  $  88   $  80   $  91      $  58      $ 35   $ 34     $ 27
                        =====   =====   =====      =====      ====   ====     ====
OTHER DATA:
EBITDA(1).............  $ 256   $ 260   $ 281      $ 233      $ 90   $ 88     $ 79
Cash Flow
  From operating
     activities.......    106     106     174        148        19     21       14
  From investing
     activities.......   (106)   (106)   (174)      (148)(2)   (19)   (21)     (14)(2)
Ratio of EBITDA to
  interest expense....    4.1x    3.6x    3.6x       3.0x      4.7x   4.6x     4.0x

----------------------

(1) EBITDA represents earnings before interest, income taxes, depreciation and amortization. EBITDA is not intended to represent cash flow for the period, nor is it presented as an alternative to operating income as an indicator of operating performance, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles ("GAAP") in the United States and is not indicative of operating income or cash flow from operations as determined under GAAP.

(2) Does not include $1.9 billion of cash flow effects associated with the acquisition of the Panhandle Companies by CMS Energy.

(3) For the purpose of computing the ratio, earnings represent net income before income tax, net interest charges and the estimated interest portions of lease rentals.

                                 AS OF DECEMBER 31,                   AS OF MARCH 31,
                       --------------------------------------   ---------------------------
                                                   PRO FORMA                      PRO FORMA
                        1996     1997     1998       1998        1998     1999      1999
                       ------   ------   ------   -----------   ------   ------   ---------
                                                  (UNAUDITED)           (UNAUDITED)  (1)
                                              (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Current assets.......  $  169   $  192   $  180     $  168      $  175   $  181    $  181
Investments and other
  assets.............     809      751      814        733         755      504       750
Net property, plant
  and equipment......     922      958      979      1,576         960      838     1,543
                       ------   ------   ------     ------      ------   ------    ------
Total assets.........  $1,900   $1,901   $1,973     $2,477      $1,890   $1,523    $2,474
                       ======   ======   ======     ======      ======   ======    ======
Current
  liabilities........  $  842   $  920   $  914     $  116      $  870   $  121    $  121
Long-term debt.......     299      299      299      1,118         299      299     1,118
Other liabilities....     263      181      202        143         186       34       134
Common stockholder's
  equity.............     496      501      558      1,100         535    1,069     1,101
                       ------   ------   ------     ------      ------   ------    ------
Total liabilities and
  stockholder's
  equity.............  $1,900   $1,901   $1,973     $2,477      $1,890   $1,523    $2,474
                       ======   ======   ======     ======      ======   ======    ======

-------------------------

(1) Reflects the merger of Panhandle and CMS Holding.

                                  RISK FACTORS

     In addition to the information set forth in this Prospectus, you should carefully consider the risks described below before making an investment in the Exchange Notes. The risks described below are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

DOMESTIC COMPETITION AND REGULATORY RESTRUCTURING

     Federal and state regulation of natural gas interstate pipelines has changed dramatically in the last two decades and could continue to change over the next several years. In general, such regulatory changes have resulted and will continue to result in increased competition in our business. In order to meet competitive challenges, we will need to adapt our marketing strategies, the type of transportation and storage services we offer to our customers and our pricing and rate responses to competitive forces in order to maintain and grow our business. We will also need to respond to changes in state regulation in our market area that allow direct sales to all retail end-user customers or, at least, broader customer classes than now allowed. We are not able to predict the financial consequences of these changes at this time, but they could have a material adverse effect on our financial results.

     Federal Energy Regulatory Commission ("FERC") policy allows the issuance of certificates authorizing the construction of new interstate pipelines which are competitive with existing pipelines. A number of new pipeline and pipeline expansion projects have been approved or are pending approval by the FERC in order to transport large additional volumes of natural gas to the Midwest from Canada. These pipelines will be able to compete with us. Increased competition could reduce the volumes of gas transported by us to our existing markets or cause us to lower rates in order to meet competition. This could have a material adverse effect on our financial results.

NO PUBLIC MARKET FOR THE EXCHANGE NOTES

     There is no active trading market for the Exchange Notes and this market may never develop. If any of the Exchange Notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Factors that could cause the Exchange Notes to trade at a discount are:

     - an increase in prevailing interest rates;

     - a decline in our credit worthiness;

     - a weakness in the market for similar securities; and

     - declining general economic conditions.

     Although we have entered into a registration rights agreement with the Donaldson, Lufkin & Jenrette Securities Corporation, Barclays Capital Inc, Chase Securities Inc. NationsBanc Montgomery Securities LLC, First Chicago Capital Markets, Inc., Salomon Smith Barney Inc., and SG Cowen Securities Corporation (collectively the "INITIAL PURCHASERS") under which we are obligated to file a registration statement and to use our best efforts to have it declared effective, which would allow you to exchange the Notes for

Exchange Notes which are registered under the Securities Act of 1933, we cannot assure you that the registration statement although filed will be declared effective, that the exchange will occur, or that an active market for the Exchange Notes will develop. The liquidity of, and trading markets for, the Exchange Notes may also be adversely affected by declines in the markets for high-yield securities generally.

RISK OF YEAR 2000 NONCOMPLIANCE

     Many existing computer programs were designed and developed without considering the upcoming change in the century, which could lead to the failure of computer applications or create erroneous results by or at the year 2000. This issue is referred to as the "YEAR 2000 ISSUE." The Year 2000 Issue is a broad business issue, whose impact extends beyond traditional computer hardware and software to possible failure of automated plant systems and instrumentation as well as to business third parties. Also, there can be no guarantee that third parties of business importance to us will successfully reprogram or replace, and test, all of their own computer hardware, software and process control systems to ensure such systems are Year 2000 compliant. Failure by us, third parties of business importance to us and/or other constituents such as governments to become Year 2000 compliant on a timely basis could have a material adverse effect on our financial position and results of operations.

RESULTS COULD DIFFER MATERIALLY FROM CERTAIN FORWARD-LOOKING STATEMENTS

     From time to time, we may make statements regarding our assumptions, projections, expectations, intentions or beliefs about future events. These statements are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Accordingly, we cannot assure you that actual results will not differ materially from those expressed or implied by the forward-looking statements. Some of the factors that could cause actual achievements and events to differ materially from those expressed or implied in any forward-looking statements are:

     - entry of competing pipelines into our markets and competitive strategies of competing pipelines, including rate and other pricing practices;

     - state and federal legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures, and affect the speed and degree to which competition enters the natural gas industry;

     - the weather and other natural phenomena;

     - the timing and extent of changes in prices of commodities (primarily natural gas and competing fuels) and interest rates;

     - changes in environmental and other laws and regulations to which we and our subsidiaries are subject or other external factors over which we have no control;

     - the results of financing efforts;

     - expansion and other growth opportunities; and

     - the effect of accounting policies issued periodically by accounting standard-setting bodies.

These factors are discussed more completely in our filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 1998, and our quarterly report on Form 10-Q for the quarter ended March 31, 1999 which are incorporated by reference into this Prospectus.

                                USE OF PROCEEDS

     There will be no net proceeds payable to us from the issuance of the Exchange Notes. The net proceeds from the sale of the Notes, together with funds from CMS Energy, were used to fund CMS Energy's acquisition of the Panhandle Companies.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The consolidated ratio of earnings to fixed charges for each of the years ended December 31, 1994 through 1998 and the three months ended March 31, 1999 is as follows:

                                                                    THREE MONTHS
                                     YEAR ENDED DECEMBER 31,           ENDED
                                 --------------------------------    MARCH 31,
                                 1994   1995   1996   1997   1998       1999
                                 ----   ----   ----   ----   ----   ------------
Ratio of earnings to fixed
  charges......................  4.7    4.8    2.9    2.6    2.7        3.7

     For the purpose of computing the ratio, earnings represent net income before income taxes, net interest charges and the estimated interest portions of lease rentals.

                                  THE COMPANY

     We are an indirectly wholly owned subsidiary of CMS Energy. We and our subsidiaries are primarily engaged in the interstate transportation and storage of natural gas. Our interstate natural gas transmission and storage operations are subject to the rules and regulations of the FERC. We were incorporated in Delaware in 1929.

     On March 29, 1999, CMS Energy acquired all of our outstanding common stock and the outstanding common stock of our principal consolidated subsidiaries, Trunkline and Pan Gas Storage, as well as our affiliates, Panhandle Storage and Trunkline from subsidiaries of Duke Energy Corporation. Panhandle Storage and Trunkline LNG became our direct, wholly-owned subsidiaries. CMS Energy paid $1.9 billion in cash to Duke Energy Corporation and assumed $300 million of existing Panhandle debt.

NATURAL GAS TRANSMISSION

     We own approximately 10,400 miles of interstate pipeline systems. Panhandle's natural gas transmission system, which consists of four large-diameter parallel pipelines and 13 mainline compressor stations, extends a distance of approximately 1,300 miles from producing areas in the Anadarko Basin of Texas, Oklahoma and Kansas through the state of Missouri, Illinois, Indiana and Ohio into Michigan. Trunkline's transmission system extends approximately 1,400 miles from the Gulf Coast areas of Texas and Louisiana through the states of Arkansas, Mississippi, Tennessee, Kentucky, Illinois and Indiana to a point on the Indiana-Michigan border. The system consists principally of three large-diameter parallel pipelines, 18 mainline compressor stations and one offshore compressor platform.

     Trunkline also owns and operates two offshore Louisiana gas supply systems consisting of 337 miles of pipeline extending approximately 81 miles into the Gulf of Mexico.

     Our throughput volumes for the years 1994 to 1998 were 1,186 TBtu, 1,182 TBtu, 1,319 TBtu, 1,279 TBtu and 1,141 TBtu, respectively. A substantial majority of delivered volumes of our interstate pipelines represents gas transported under long-term service agreements with local distribution company
(LDC) customers in the pipelines' market areas. Firm transportation services are also provided under contract to gas marketers, producers, other pipelines, electric power generators and a variety of end-users. In addition, the pipelines offer both firm and interruptible transportation to customers on a short-term or seasonal basis. Demand for gas transmission on our pipeline systems is seasonal, with the highest throughput occurring during the colder periods in the first and fourth quarters.

                                                  YEARS ENDED DECEMBER 31,
                                            -------------------------------------
                                            1994    1995    1996    1997    1998
                                            -----   -----   -----   -----   -----
NATURAL GAS TRANSMISSION
Throughput Volumes -- TBtu(a)
  Panhandle...............................    626     663     687     659     560
  Trunkline...............................    560     519     632     620     581
                                            -----   -----   -----   -----   -----
          Total...........................  1,186   1,182   1,319   1,279   1,141
                                            =====   =====   =====   =====   =====

-------------------------

     (a) Trillion British thermal units

Panhandle's major customers include 20 utilities located in the Midwest market area that encompasses large portions of Michigan, Ohio, Indiana, Illinois and Missouri. Trunkline's major customers include eight utilities located in portions of Tennessee, Missouri, Illinois, Indiana and Michigan.

NATURAL GAS STORAGE AND LNG FACILITY

     Our Pan Gas Storage subsidiary also owns and operates three underground storage fields located in Illinois, Michigan and Oklahoma with working gas capacity of 31 Bcf. Pan Gas Storage is also the owner and operator of a 26 Bcf storage field in Kansas. Trunkline owns and operates one 13 Bcf storage field in Louisiana. Since the implementation of Order 636, Panhandle, Trunkline and Pan Gas Storage each provide firm and interruptible storage on an open-access basis. See "Regulation" below. In addition to owning and operating storage fields, Panhandle also leases storage capacity. Panhandle and Trunkline have retained the right to use up to 15 Bcf and 10 Bcf, respectively, of their storage capacity for system needs.

     Our subsidiary, Trunkline LNG, owns a LNG regasification plant and related LNG tanker port, unloading facilities and LNG and gas storage facilities located at Lake Charles, Louisiana. The LNG plant has the capacity to deliver 700 million cubic feet per day but has been operated on a limited basis for a number of years.

REGULATION

     The FERC has authority to regulate rates and charges for natural gas transported in or stored for interstate commerce or sold by a natural gas company in interstate commerce for resale. The FERC also has authority over the construction and operation of pipeline and related facilities utilized in the transportation and sale of natural gas in interstate commerce, including the extension, enlargement or abandonment of such facilities. Panhandle Trunkline and Pan Gas Storage hold certificates of public convenience and necessity issued by the FERC, authorizing them to construct and operate the pipelines, facilities and properties now in operation for which such certificates are required, and to transport and store natural gas in interstate commerce.

     Our pipelines operate as open-access transporters of natural gas. In 1992, the FERC issued Order 636, which requires open-access pipelines to provide firm and interruptible transportation services on an equal basis for all gas supplies, whether purchased from the pipeline or from another gas supplier. To implement this requirement, Order 636 provided, among other things, for mandatory unbundling of services that historically had been provided by pipelines into separate open-access transportation, sales and storage services. Order 636 allows pipelines to recover eligible costs, known as "transition costs," resulting from the implementation of Order 636.

     Regulation of the importation and exportation of natural gas is vested in the Secretary of Energy, who has delegated various aspects of this jurisdiction to Office of Fossil Fuels of the Department of Energy.

     We are also subject to the Natural Gas Pipeline Safety Act of 1968, which regulates gas pipeline safety requirements, and to the Hazardous Liquid Pipeline Safety Act of 1979, which regulates oil and petroleum pipelines.

                       DESCRIPTION OF THE EXCHANGE NOTES

     The 2004 Exchange Notes, 2009 Exchange Notes and 2029 Exchange Notes will be issued as one series of debt securities under an Indenture dated March 29, 1999 (the "BASE INDENTURE") and supplemented by a First Supplemental Indenture, also dated March 29, 1999 establishing the Exchange Notes (the "SUPPLEMENTAL INDENTURE") among us, CMS Panhandle Holdings Company ("CMS HOLDING") and Bank One Trust Company, NA, successor to NBD Bank, as Trustee (the "TRUSTEE"). The Base Indenture and the Supplemental Indenture are hereinafter referred to collectively as the "INDENTURE." On June 15, 1999 CMS Holding merged with and into Panhandle and all obligations of CMS Holding under the Indenture were assumed by us. The following summaries of certain provisions of the Indenture, the Exchange Notes and the Registration Rights Agreement (as defined herein) do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the respective documents, including the definitions therein of certain terms. Certain capitalized terms used in this "Description of the Exchange Notes" shall have the meanings respectively set forth in the Indenture or the Registration Rights Agreement, as applicable. Wherever particular defined terms of the Indenture are referred to, such defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. Copies of the Indenture are available from the Trustee upon request.

     The 2004 Exchange Notes will be limited in aggregate principal amount of $300 million, the 2009 Exchange Notes will be limited in aggregate principal amount of $200 million and the 2029 Exchange Notes will be limited in aggregate principal amount of $300 million. The Indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder and provides that debt securities may be issued thereunder, from time to time, in one or more series. The Exchange Notes and all other debt securities hereafter issued under the Indenture are collectively referred to herein as the "SECURITIES."

GENERAL

     The Exchange Notes will be unsecured debt securities of Panhandle and will rank pari passu with all senior unsecured debt of Panhandle and senior to all subordinated debt of Panhandle. Panhandle does not currently have any subordinated debt.

     The Exchange Notes will be issued in the form of one or more Global Exchange Notes, in registered form, without coupons, in denominations of $1,000 or an integral multiple thereof as described under "-- Book-Entry; Delivery; Form and Transfer." The Global Exchange Notes will be registered in the name of a nominee of DTC. Each Global Exchange Note (and any Exchange Note issued in exchange therefor) will be subject to certain restrictions on transfer set forth therein as described under "-- Book-Entry; Delivery; Form and Transfer -- Transfers of Interests in Global Exchange Notes for Certificated Exchange Notes." Except as set forth herein under "-- Book-Entry; Delivery; Form and Transfer -- Transfers of Interests in Global Exchange Notes for Certificated Exchange Notes," owners of beneficial interests in a Global Exchange Note will not be entitled to have Exchange Notes registered in their names, will not receive or be entitled to receive physical delivery of any such Exchange Note and will not be considered the registered holder thereof under the Indenture.

     Because the 2004 Exchange Notes, the 2009 Exchange Notes and the 2029 Exchange Notes are treated as one series and one class of securities for the purposes of the

Indenture, certain actions to be taken by the holders of the Exchange Notes pursuant to the terms of the Indenture may be taken by the holders of the specified percentage of the aggregate principal amount of all the Exchange Notes then outstanding, combined. As a result of voting together as holders of one series of Securities with respect to matters covered by the Indenture, the holders of one or two of the three tranches of the Exchange Notes (i.e., the 2004 Exchange Notes, the 2009 Exchange Notes and the 2029 Exchange Notes) will likely be able to determine the outcome of holder actions without obtaining the consent of holders of the other tranche(s) of Exchange Notes. Future issuances of Securities under the Indenture may be aggregated with the Exchange Notes for voting purposes and could further affect the ability of the holders of the Exchange Notes to effect the outcome of holder actions.

PAYMENT AND MATURITY

     The 2004 Exchange Notes will mature on March 15, 2004, the 2009 Exchange Notes will mature on July 15, 2009 and the 2029 Exchange Notes will mature on July 15, 2029, in each case unless redeemed earlier by Panhandle as described below, and will bear interest at the rate of 6.125%, 6.500% and 7.000%, respectively, per annum. At the relevant maturity date, Panhandle will pay the aggregate principal amount of the then outstanding Exchange Notes which have come due.

     Each Exchange Note will bear interest from the original date of issue of the Notes. Interest on the 2004 Exchange Notes will be payable semiannually in arrears on March 15 and September 15, commencing September 15, 1999, and at maturity. Interest on the 2009 Exchange Notes and the 2029 Exchange Notes will be payable semiannually in arrears on January 15, and July 15, commencing January 15, 2000, and at maturity. So long as Exchange Notes are held in the form of one or more Global Exchange Notes, payments of principal, premium, interest and Liquidated Damages (as defined herein), if any, will be payable through the facilities of DTC.

     Payment of any interest due on the Exchange Notes will be made to the Persons in whose name the Exchange Notes are registered at the close of business on the Record Date for such interest payments. The record dates for the 2004 Exchange Notes shall be the March 1 or September 1 preceding the applicable payment date, and the record dates for the 2009 Exchange Notes and the 2029 Exchange Notes shall be the January 1 or July 1 preceding the applicable payment date. In any case where any interest payment date, repurchase date or maturity of any Exchange Note will not be a Business Day (as hereinafter defined) at any place of payment, then payment of interest or principal (and premium, if any) need not be made on that date, but may be made on the next succeeding Business Day at such place of payment with the same force and effect as if made on the interest payment date, repurchase date or at maturity; and no interest will accrue on the amount so payable for the period from and after such interest payment date, redemption date, repurchase date or maturity, as the case may be, to such Business Day.

REDEMPTION

     Each of the Exchange Notes will be redeemable at the option of Panhandle at any time and from time to time, in whole or in part, upon not less than 30 nor more than 45 days notice to each holder of such Exchange Notes, at a redemption price equal to the Make-Whole Price of such Exchange Notes. "MAKE-WHOLE PRICE" means an amount equal to the greater of (1) 100% of the principal amount of the Exchange Notes to be redeemed and (2) as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in each case, accrued and unpaid interest thereon to the date of redemption. Unless there is a default in the payment of the redemption price, on and after the date of redemption, interest will cease to accrue on Exchange Notes or portions thereof called for redemption.

     "ADJUSTED TREASURY RATE" means, with respect to any date of redemption, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price at such date of redemption, plus 15 basis points (0.15%) in the case of the 2004 Exchange Notes, 25 basis points (0.25%) in the case of the 2009 Exchange Notes and 40 basis points (0.40%) in the case of the 2029 Exchange Notes.

     "COMPARABLE TREASURY ISSUE" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the 2004 Exchange Notes, 2009 Exchange Notes or 2029 Exchange Notes, as the case may be, to be redeemed, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Exchange Notes.

     "COMPARABLE TREASURY PRICE" means, with respect to any date of redemption,
     (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such date of redemption, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities," or (2) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the average of the Reference Treasury Dealer Quotations for such date of redemption, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of both such Reference Treasury Dealer Quotations.

     "INDEPENDENT INVESTMENT BANKER" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with Panhandle.

     "REFERENCE TREASURY DEALER" means, for the Exchange Notes, each of Donaldson, Lufkin & Jenrette Securities Corporation, Barclays Capital Inc., Chase Securities Inc., NationsBanc Montgomery Securities LLC, First Chicago Capital Markets, Inc., Salomon Smith Barney Inc. and SG Cowen Securities Corporation and their respective successors; provided, however, that if any of the foregoing shall not be a primary U.S. Government securities dealer in New York City (a "PRIMARY TREASURY DEALER"), Panhandle shall substitute therefor another Primary Treasury Dealer.

     "REFERENCE TREASURY DEALER QUOTATIONS" means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such date of redemption.

     Panhandle may purchase the Exchange Notes in the open market, by tender or otherwise. Exchange Notes so purchased may be held, resold or surrendered to the Trustee for cancellation. If applicable, Panhandle will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and other securities laws and regulations in connection with any such purchase.

     No sinking fund is provided for the Exchange Notes.

CERTAIN DEFINITIONS

     "Adjusted Consolidated Net Income" means, for any period, the net income of Panhandle and its consolidated Subsidiaries, plus (1) depreciation and amortization expense of Panhandle and its consolidated Subsidiaries, (2) income taxes and deferred taxes of Panhandle and its consolidated Subsidiaries and (3) other non-cash charges, in each case, determined on a consolidated basis in accordance with generally accepted accounting principles; provided, however, that there shall not be included in such Adjusted Consolidated Net Income (1) any net income of any Person if such Person is not a Subsidiary, except that (A) Panhandle's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Panhandle or a consolidated Subsidiary as a dividend or other distribution and (B) Panhandle's equity in a net loss of any such Person for such period shall be included in determining such Adjusted Consolidated Net Income; and (2) any net income of any Person acquired by Panhandle or a Subsidiary in a pooling-of-interests transaction for any period prior to the date of such acquisition.

     "Business Day" means a day on which banking institutions in the Borough of Manhattan, New York, New York are not authorized or required by law or regulation to close.

     "Capital Stock" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock, including any Preferred Stock or letter stock; provided that Hybrid Preferred Securities are not considered Capital Stock for purposes of this definition.

     "Consolidated Debt" means the total Debt of Panhandle and its consolidated Subsidiaries, as set forth on the consolidated balance sheet of Panhandle and its consolidated Subsidiaries for Panhandle's most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

     "Consolidated Interest Expense" means, for any period, the total interest expense in respect of Consolidated Debt of Panhandle and its consolidated Subsidiaries, including, without duplication, (1) interest expense attributable to capital leases; (2) amortization of debt discount; (3) capitalized interest;
(4) cash and noncash interest payments; (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; (6) net costs under Interest Rate Protection Agreements (including amortization of discount); and (7) interest expense in respect of obligations of other Persons that constitutes Debt of Panhandle or any of its consolidated Subsidiaries, provided, however, that Consolidated Interest Expense shall exclude any costs otherwise included in interest expense recognized on early retirement of debt.

     "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting therefrom (1) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt), and (2) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on the consolidated balance sheet of Panhandle and its consolidated Subsidiaries for Panhandle's most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles. "Intangible assets" does not include any value write-up of tangible assets (other than in connection with the acquisition of the Panhandle Companies by CMS Energy) in connection with acquisition transactions accounted for on a purchase method.

     "Debt" means any obligation created or assumed by any Person for the repayment of money borrowed and any purchase money obligation created or assumed by such Person.

     "Exchangeable Stock" means any Capital Stock of a corporation that is exchangeable or convertible into another security (other than Capital Stock of such corporation that is neither Exchangeable Stock nor Redeemable Stock).

     "Fixed Charge Coverage Ratio" means the ratio of Adjusted Consolidated Net Income plus Consolidated Interest Expense to Consolidated Interest Expense, for the four fiscal quarters of Panhandle ending immediately prior to the date of determination (or, in respect of any such determination occurring on or prior to December 31, 1999, the number of full fiscal quarters that shall have elapsed from the date of issuance of the Exchange Notes).

     "Funded Debt" means all Debt maturing one year or more from the date of the creation thereof, all Debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all Debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

     "Leverage Ratio" means 100% multiplied by the ratio of Consolidated Debt to Total Capital at the end of the most recent fiscal quarter preceding the date of determination.

     "Lien" means any mortgage, pledge, security interest, charge, lien or other encumbrance of any kind, whether or not filed, recorded or perfected under applicable law.

     "Loan" means any direct or indirect advance (other than advances to customers in the ordinary course of business that are recorded as receivables on the balance sheet of the Person making such advances), loan or other extension of credit (including by way of guarantee or similar arrangement) to another Person or any purchase of Debt issued by another Person, where such advance, loan, extension of credit or Debt is subordinated in right of payment to the senior creditors of the borrower.

     "Moody's" means Moody's Investors Service, Inc., and any successor thereto which is a nationally recognized statistical rating organization, or if such entity shall cease to rate the Exchange Notes or shall cease to exist and there shall be no such successor thereto, any other nationally recognized statistical rating organization selected by Panhandle which is acceptable to the Trustee.

     "Non-Convertible Capital Stock" means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible Capital Stock other than Preferred Stock of such corporation; provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

     "Permitted Liens" means: (1) Liens upon rights-of-way for pipeline purposes; (2) any governmental Lien, mechanics', materialmen's, carriers' or similar Lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined Lien which is incidental to construction; (3) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property; (4) Liens for taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested at the time by Panhandle or any Subsidiary in good faith; (5) Liens of, or to secure performance of, leases; (6) any Lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings; (7) any Lien upon property or assets acquired or sold by Panhandle or any Restricted Subsidiary resulting from the exercise of any rights arising out of defaults on receivables; (8) any Lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations; (9) any Lien upon any property or assets in accordance with customary banking practice to secure any Debt incurred by Panhandle or any Restricted Subsidiary in connection with the exporting of goods to, or between, or the marketing of goods in, or the importing of goods from, foreign countries; or (10) any Lien in favor of the United States of America or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance or other payments pursuant to any contract or statute, or any Lien securing industrial development, pollution control or similar revenue bonds.

     "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization, or government or any agency or political subdivision thereof.

     "Principal Property" means any natural gas pipeline system, natural gas gathering system or natural gas storage facility located in the United States, except any such property that in the opinion of the Board of Directors is not of material importance to the business conducted by Panhandle and its consolidated Subsidiaries taken as a whole.

     "Redeemable Stock" means any Capital Stock that by its terms or otherwise is required to be redeemed prior to the 90th day before the stated maturity of any of the outstanding Exchange Notes or is redeemable at the option of the holder thereof at any time prior to the 90th day before the stated maturity of any of the outstanding Exchange Notes.

     "Restricted Subsidiary" means any Subsidiary of Panhandle owning or leasing any Principal Property.

     "Standard & Poor's" means Standard & Poor's Ratings Group, a division of McGraw Hill Inc., and any successor thereto which is a nationally recognized statistical rating organization, or if such entity shall cease to rate the Exchange Notes or shall cease to exist and there shall be no such successor thereto, any other nationally recognized statistical rating organization selected by Panhandle which is acceptable to the Trustee.

     "Sale-Leaseback Transaction" means, with respect to Panhandle or any Restricted Subsidiary, the sale or transfer by Panhandle or such Restricted Subsidiary of any Principal Property to a Person (other than Panhandle or a Subsidiary) and the taking back by Panhandle or such Restricted Subsidiary, as the case may be, of a lease of such Principal Property. With respect to Panhandle, "Sale-Leaseback Transaction" means the sale or transfer by Panhandle of any assets or property to another Person and the taking back by Panhandle of a lease of such assets or property.

     "Total Capital" means the sum of (1) Consolidated Debt and (2) Capital Stock, Hybrid Preferred Securities, premium on Capital Stock, capital surplus, capital in excess of par value and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of Capital Stock of Panhandle held in treasury, all as set forth on the consolidated balance sheet of Panhandle and its consolidated Subsidiaries for Panhandle's most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

LIMITATION ON RESTRICTED PAYMENTS

     The Indenture provides that, so long as any of the Exchange Notes are outstanding and until either:

     (1) such Exchange Notes are rated Baa1 (or an equivalent rating) or higher by Moody's and BBB+ (or an equivalent rating) or higher by Standard & Poor's; or

     (2) so long as Panhandle is a Subsidiary of CMS Energy, the long-term senior unsecured debt rating of CMS Energy is rated Baa3 (or an equivalent rating) or higher by Moody's and BBB- (or an equivalent rating) or higher by Standard & Poor's;

in each case at which time Panhandle will be permanently released from the provisions described in this "Limitation on Restricted Payments," Panhandle will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

     (1) declare or pay any dividend or make any distribution on the Capital Stock of Panhandle to the direct or indirect holders of its Capital Stock (except dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase such Non-Convertible Capital Stock and except dividends or distributions payable to Panhandle or a Subsidiary);

     (2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of Panhandle; or

     (3) make any Loan to CMS Energy or any of its affiliates that is not a Subsidiary of Panhandle;

(any such dividend, distribution, purchase, redemption, other acquisition or retirement described in (1) through (3) above being hereinafter referred to as a "RESTRICTED

PAYMENT"), unless at the time Panhandle or such Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

     (1) no Event of Default, and no event that with the lapse of time or the giving of notice or both would constitute an Event of Default, shall have occurred and be continuing (or would result therefrom);

     (2) Panhandle's Fixed Charge Coverage Ratio is greater than or equal to 2.2; and

     (3) Panhandle's Leverage Ratio is less than or equal to 55%

     Notwithstanding the foregoing, Panhandle or any of its Restricted Subsidiaries may declare, make or pay any Restricted Payment, if at the time Panhandle or such Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

     (1) no Event of Default, and no event that with the lapse of time or the giving of notice or both would constitute an Event of Default, shall have occurred and be continuing (or would result therefrom); and

     (2) the aggregate amount of such Restricted Payment and all other Restricted Payments made since the date of issuance of the Exchange Notes would not exceed the sum of:

        (a) $50 million;

        (b) 75% of Adjusted Consolidated Net Income accumulated since the date of issuance of the Exchange Notes to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment; and

        (c) the aggregate net cash proceeds received by Panhandle after the date of issuance of the Exchange Notes from capital contributions or the issuance of Capital Stock of Panhandle to a person who is not a Subsidiary of Panhandle, or from the issuance to such a person of options, warrants or other rights to acquire such Capital Stock of Panhandle.

     None of the foregoing provisions will prohibit:

     (1) dividends or other distributions paid in respect of any class of Capital Stock issued by Panhandle in connection with the acquisition of any business or assets by Panhandle or a Restricted Subsidiary where the dividends or other distributions with respect to such Capital Stock are payable solely from the net earnings of such business or assets;

     (2) any purchase or redemption of Capital Stock of Panhandle made by exchange for, or out of the proceeds of the substantially concurrent sale of, Non-Convertible Capital Stock of Panhandle; or

     (3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant.

LIMITATION ON LIENS

     The Indenture provides that Panhandle will not, nor will it permit any Restricted Subsidiary to, create, assume, incur or suffer to exist any Lien upon any Principal Property, whether owned or leased on the date of the Indenture or thereafter acquired, to secure any Debt of Panhandle or any other Person (other than the Exchange Notes), without in any such case making effective provision whereby all of the Exchange Notes outstanding shall be secured equally and ratably with, or prior to, such Debt so long as such Debt shall be so secured. There is excluded from this restriction:

     (1) any Lien upon any property or assets of Panhandle or any Restricted Subsidiary in existence on the date of the Indenture or created pursuant to an "after-acquired property" clause or similar term in existence on the date of the Indenture or any mortgage, pledge agreement, security agreement or other similar instrument in existence on the date of the Indenture;

     (2) any Lien upon any property or assets created at the time of acquisition of such property or assets by Panhandle or any Restricted Subsidiary or within 18 months after such time to secure all or a portion of the purchase price for such property or assets or Debt incurred to finance such purchase price, whether such Debt was incurred prior to, at the time of or within 18 months of such acquisition;

     (3) any Lien upon any property or assets existing thereon at the time of the acquisition thereof by Panhandle or any Restricted Subsidiary (whether or not the obligations secured thereby are assumed by Panhandle or any Restricted Subsidiary);

     (4) any Lien upon any property or assets of a Person existing thereon at the time such Person becomes a Restricted Subsidiary by acquisition, merger or otherwise (whether or not such Lien was created in anticipation of such acquisition);

     (5) any Lien securing obligations assumed by Panhandle or any Restricted Subsidiary existing at the time of the acquisition by Panhandle or any Restricted Subsidiary of the property or assets subject to such Lien or at the time of the acquisition of the Person which owns such property or assets;

     (6) any Lien on property to secure all or part of the cost of construction or improvements thereon or to secure Debt incurred prior to, at the time of, or within 18 months after completion of such construction or making of such improvements, to provide funds for any such purpose;

     (7) any Lien in favor of Panhandle or any Restricted Subsidiary;

     (8) any Lien created or assumed by Panhandle or any Restricted Subsidiary in connection with the issuance of Debt the interest on which is excludable from gross income of the holder of such Debt pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by Panhandle or any Subsidiary;

     (9) any Lien upon property or assets of any foreign Restricted Subsidiary to secure Debt of that foreign Restricted Subsidiary;

     (10) Permitted Liens;

     (11) any Lien created by any program providing for the financing, sale or other disposition of trade or other receivables classified as current assets in accordance with United States generally accepted accounting principles entered into by Panhandle or by a Subsidiary of Panhandle, provided that such program is on terms customary for similar transactions, or any document executed by any Subsidiary in connection therewith, provided that such Lien is limited to the trade or other receivables in respect of which such program is created or exists, and the proceeds thereof;

     (12) any Lien upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a Lien upon such property or assets permitted by clauses (1) through (11), inclusive, above; or

     (13) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refundings or replacements) of any Lien, in whole or in part, that is referred to in clauses (1) through (6), inclusive, above (and liens related thereto referred to in clause (12)), or of any Debt secured thereby; provided, however, that the principal amount of Debt secured thereby shall not exceed the greater of the principal amount of Debt so secured at the time of such extension, renewal, refinancing, refunding or replacement and the original principal amount of Debt so secured (plus in each case the aggregate amount of premiums, other payments, costs and expenses paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement); provided further, however, that such extension, renewal, refinancing, refunding or replacement shall be limited to all or a part of the property (including improvements, alterations and repairs on such property) subject to the encumbrance so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property).

     Notwithstanding the foregoing, under the Indenture, Panhandle may, and may permit any Restricted Subsidiary to, create, assume, incur, or suffer to exist any Lien upon any Principal Property to secure Debt of Panhandle or any Person (other than the Exchange Notes) that is not otherwise excepted by clauses (1) through (8), inclusive, above without securing the Exchange Notes issued under the Indenture, provided that the aggregate principal amount of all Debt then outstanding secured by such Lien and all similar Liens, together with all net sale proceeds from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed the greater of 15% of Consolidated Net Tangible Assets or 15% of Total Capital.

RESTRICTION ON SALE-LEASEBACKS

     The Indenture provides that Panhandle will not, nor will it permit any Restricted Subsidiary to, engage in a Sale-Leaseback Transaction, unless:

     (1) such Sale-Leaseback Transaction occurs within 18 months from the date of acquisition of the Principal Property subject thereto or the date of the completion of construction or commencement of full operations on such Principal Property, whichever is later;

     (2) the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than four years;

     (3) Panhandle or such Restricted Subsidiary would be entitled to incur Debt secured by a Lien on the Principal Property subject thereto in a principal amount equal to or exceeding the net sale proceeds from such Sale-Leaseback Transaction without securing the Exchange Notes; or

     (4) Panhandle or such Restricted Subsidiary, within an 18-month period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (A) the repayment, redemption or retirement of Funded Debt of Panhandle or any Subsidiary, or (B) investment in another Principal Property or in a Subsidiary of Panhandle which owns another Principal Property.

     Notwithstanding the foregoing, under the Indenture, Panhandle may, and may permit any Restricted Subsidiary to, effect any Sale-Leaseback Transaction that is not otherwise excepted by clauses (1) through (4), inclusive, of the above paragraph, provided that the net sale proceeds from such Sale-Leaseback Transaction, together with the aggregate principal amount of outstanding Debt (other than the Exchange Notes) secured by Liens upon Principal Properties not excepted by clauses (1) through (13), inclusive, of the first paragraph of the limitation on liens covenant described above, do not exceed the greater of 15% of the Consolidated Net Tangible Assets or 15% of Total Capital.

EVENTS OF DEFAULT

     Any one of the following events constitutes an Event of Default under the Indenture with respect to the Exchange Notes:

     (1) default in the payment of the principal of, or premium, if any, on any Exchange Note at its maturity;

     (2) default in the payment of any interest or Liquidated Damages on any Exchange Note when it becomes due and payable and continuance of such default for a period of 60 days;

     (3) default in the performance, or breach, of any term, covenant or warranty contained in the Indenture with respect to the Exchange Notes for a period of 90 days upon giving written notice as provided in the Indenture; or

     (4) the occurrence of certain events of bankruptcy.

     If an Event of Default with respect to the Exchange Notes occurs and is continuing, either the Trustee or the holders of at least 33% in aggregate principal amount of the outstanding Exchange Notes by notice as provided in the Indenture may declare the principal amount of all the Exchange Notes to be due and payable immediately. At any time after a declaration of acceleration with respect to the Exchange Notes has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Exchange Notes, under certain circumstances, may rescind and annul such acceleration.

          The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Exchange Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Exchange Notes; provided, however, that the Trustee shall not be obligated to take any action unduly prejudicial to holders not joining in such direction or involving the Trustee in personal liability.

     The holders of a majority in aggregate principal amount of the outstanding Exchange Notes may, on behalf of all holders of Exchange Notes, waive any past default under the Indenture with respect to any Exchange Notes, except a default:

     (1) in the payment of principal of, or premium, if any, or any interest on any Exchange Note; or

     (2) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Exchange Note affected.

     Panhandle is required to furnish to the Trustee annually a statement as to the performance by it of its obligations under the Indenture and as to any default in such performance.

LEGAL AND COVENANT DEFEASANCE

     The Indenture provides that Panhandle will be discharged from any and all obligations in respect of the outstanding Exchange Notes (excluding, however, certain obligations, such as the obligation to register the transfer or exchange of such outstanding Exchange Notes, to replace stolen, lost, mutilated or destroyed certificates, and to maintain paying agencies) on the 123rd day following the deposit referred to in the following clause (1), subject to the following conditions: (1) the irrevocable deposit, in trust, of cash or U.S. Government Obligations (or a combination thereof) which through the payment of interest and principal thereof in accordance with their terms will provide cash in an amount sufficient to pay the principal and interest and premium, if any, on the outstanding Exchange Notes and any mandatory sinking fund payments, in each case, on the stated maturity of such payments in accordance with the terms of the Indenture and the outstanding Exchange Notes or on any redemption date established pursuant to clause (3) below; (2) receipt by Panhandle of an Opinion of Counsel based on the fact that (A) Panhandle has received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case, to the effect that, and confirming that, the holders of the Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred; (3) if any Exchange Notes are to be redeemed prior to stated maturity (other than from mandatory sinking fund payments or analogous payments), notice of such redemption shall have been duly given pursuant to the Indenture or provision therefor satisfactory to the Trustee shall have been made; (4) no Event of Default or event which with notice or lapse of time or both would become an Event of Default will have occurred and be continuing on the date of such deposit; and (5) Panhandle's delivery to the Trustee of an Officers' Certificate and an Opinion of Counsel, each stating that the conditions precedent under the Indenture have been complied with.

     Under the Indenture, Panhandle also may discharge its obligations referred to above under "-- Limitation on Restricted Payments," "-- Limitation on Liens," "-- Restriction on Sale-Leasebacks," "-- Limitation on Other Business Activities" and "-- Consolidation,

Merger and Sale of Assets," as well as certain of their obligations relating to reporting obligations under the Indenture, in respect of the Exchange Notes on the 123rd day following the deposit referred to in clause (1) in the immediately preceding paragraph, subject to satisfaction of the conditions described in clauses (1), (3), (4) and (5) in the immediately preceding paragraph with respect to the Exchange Notes and the delivery of an Opinion of Counsel confirming that the holders of the Exchange Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit and covenant defeasance had not occurred.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by Panhandle and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding Exchange Notes, provided, however, that no such modification or amendment may, without consent of the holder of each outstanding Exchange Note affected thereby:

     (1) change the Stated Maturity of the principal of, or the time of payment of any installment of principal of or interest on, any Exchange Note;

     (2) reduce the principal amount of, or premium or interest on, any Exchange Note;

     (3) change the coin or currency in which any Exchange Note or any premium or interest thereon is payable;

     (4) reduce the percentage in principal amount of outstanding Exchange Notes, the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

     (5) modify any of the above provisions.

     The holders of a majority in aggregate principal amount of the outstanding Exchange Notes may, on behalf of the holders of all Exchange Notes, waive, insofar as the Exchange Notes are concerned, compliance by Panhandle with certain restrictive provisions of the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Panhandle, without the consent of the holders of any of the outstanding Exchange Notes, may consolidate with or merge into, or convey, transfer or lease its assets substantially as an entirety to, any Person which is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, provided that any successor Person assumes Panhandle's obligations on the Exchange Notes and under the Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met.

GOVERNING LAW

     The Indenture and the Exchange Notes will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

     Panhandle and certain of its affiliates from time to time borrow money from, and maintain deposit accounts and conduct certain banking transactions with, the Trustee or its affiliates in the ordinary course of their business.

BOOK-ENTRY; DELIVERY; FORM AND TRANSFER

     The Exchange Notes which are exchanged for Notes which were sold to qualified institutional buyers ("QIB'S") will be issued initially in the form of one or more registered global Exchange Notes without interest coupons (collectively the "GLOBAL EXCHANGE NOTES"). Upon issuance, the Global Exchange Notes will be deposited with the Trustee, as custodian for DTC, and registered in the name of DTC or its nominee, in each case for credit to the accounts of DTC's Direct and Indirect Participants (as defined below).

     The Global Exchange Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Exchange Notes may be exchanged for Exchange Notes in certificated form in certain limited circumstances. See "-- Transfer of Interests in Global Exchange Notes for Certificated Exchange Notes."

  DEPOSITARY PROCEDURES

     DTC has advised Panhandle that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants"). DTC may hold securities beneficially owned by other persons only through the Direct Participants or Indirect Participants, and such other persons' ownership interest and transfer of ownership interest will be recorded only on the records of the appropriate Direct Participant and/or Indirect Participant, and not on the records maintained by DTC.

     DTC has also advised Panhandle that, pursuant to DTC's procedures, (1) upon deposit of the Global Exchange Notes, DTC will credit the accounts of the Direct Participants designated by the Initial Purchasers with portions of the principal amount of the Global Exchange Notes allocated by the Initial Purchasers to such Direct Participants, and (2) DTC will maintain records of the ownership interests of such Direct Participants in the Global Exchange Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Exchange Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Exchange Notes.

     The laws of some states require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Exchange Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Exchange Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Exchange Notes see "-- Transfers of Interests in Global Exchange Notes for Certificated Exchange Notes."

     EXCEPT AS DESCRIBED IN "-- TRANSFERS OF INTERESTS IN GLOBAL EXCHANGE NOTES FOR CERTIFICATED EXCHANGE NOTES," OWNERS OF BENEFICIAL INTERESTS IN THE GLOBAL EXCHANGE NOTES WILL NOT HAVE EXCHANGE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF EXCHANGE NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Under the terms of the Indenture, Panhandle and the Trustee will treat the persons in whose names the Exchange Notes are registered (including Exchange Notes represented by Global Exchange Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, Liquidated Damages, if any, and interest on Global Exchange Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither Panhandle, the Trustee nor any agent of Panhandle or the Trustee has or will have any responsibility or liability for
(1) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Exchange Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Exchange Note or (2) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

     DTC has advised Panhandle that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Exchange Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Exchange Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Exchange Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee or Panhandle. Neither Panhandle nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Exchange Notes, and Panhandle and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Exchange Notes for all purposes.

     The Global Exchange Notes will trade in DTC's Same-day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds.

     DTC has advised Panhandle that it will take any action permitted to be taken by a holder of Exchange Notes only at the direction of one or more Direct Participants to whose account interests in the Global Exchange Notes are credited and only in respect of such portion of the aggregate principal amount of the Exchange Notes as to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default with respect to the Exchange Notes, DTC reserves the right to exchange Global Exchange Notes (without the direction of one or more of its Direct Participants) for legended Exchange Notes in certificated form, and to distribute such certificated forms of Exchange Notes to its Direct Participants. See
"-- Transfers of Interests in Global Exchange Notes for Certificated Exchange Notes."

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in Global Exchange Notes among Direct Participants, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Initial Purchasers or the Trustee will have any responsibility for the performance by DTC or its respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

     The information in this section concerning DTC and its book-entry system has been obtained from sources that Panhandle believes to be reliable, but Panhandle does not take any responsibility for the accuracy thereof.

  TRANSFERS OF INTERESTS IN GLOBAL EXCHANGE NOTES FOR CERTIFICATED EXCHANGE
  NOTES

     An entire Global Exchange Note may be exchanged for Certificated Exchange Notes if (1) (a) DTC notifies Panhandle that it is unwilling or unable to continue as Depositary for the Global Exchange Notes or Panhandle determines that DTC is unable to act as such Depositary and Panhandle thereupon fails to appoint a successor depositary within 90 days or (b) DTC has ceased to be a clearing agency registered under the Exchange Act, (2) Panhandle at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Exchange Notes or (3) there shall have occurred and be continuing a Default or an Event of Default with respect to the Exchange Notes. In any such case, Panhandle will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Exchange Note, Certificated Exchange Notes will be issued to each person that such Direct and Indirect Participants and the DTC identify as being the beneficial owner of the related Exchange Notes.

     Beneficial interests in Global Exchange Notes held by any Direct or Indirect Participant may be exchanged for Certificated Exchange Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Exchange Notes delivered in exchange for any beneficial interest in any Global Exchange Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

     Neither Panhandle nor the Trustee will be liable for any delay by the holder of the Global Exchange Notes or DTC in identifying the beneficial owners of Exchange Notes, and Panhandle and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Exchange Note or DTC for all purposes.

  CERTIFICATED EXCHANGE NOTES

     Certificated Exchange Notes may be exchangeable for other Certificated Exchange Notes of any authorized denominations and of a like aggregate principal amount and tenor. Certificated Exchange Notes may be presented for exchange, and may be presented for registration of transfer (duly endorsed, or accompanied by a duly executed written instrument of transfer), at the designated office of the Trustee in Detroit, Michigan (the "SECURITY REGISTRAR"). The Security Registrar will not charge a service charge for any registration of transfer or exchange of Exchange Notes; however, Panhandle may require payment by a holder of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection therewith, as described in the Indenture. Such transfer or exchange will be effected upon the Security Registrar or such other transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Panhandle may at any time designate additional transfer agents with respect to the Exchange Notes.

     Panhandle shall not be required to (a) issue, exchange or register the transfer of any Certificated Exchange Note for a period of 15 days next preceding the mailing of notice of redemption of such Exchange Note or (b) exchange or register the transfer of any Certificated Exchange Note or portion thereof selected, called or being called for redemption, except in the case of any Certificated Exchange Note to be redeemed in part, the portion thereof not so to be redeemed.

     If a Certificated Exchange Note is mutilated, destroyed, lost or stolen, it may be replaced at the office of the Security Registrar upon payment by the holder of such expenses as may be incurred by Panhandle and the Security Registrar in connection therewith and the furnishing of such evidence and indemnity as Panhandle and the Security Registrar may require. Mutilated Exchange Notes must be surrendered before new Exchange Notes will be issued.

  SAME DAY SETTLEMENT

     Payments in respect of the Exchange Notes represented by the Global Exchange Notes (including principal, premium, if any, interest and Liquidated Damages, if any) will be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Exchange Note. Principal, premium, if any, and interest and Liquidated Damages, if any, on all Certificated Exchange Notes in registered form will be payable at the office or agency of the Trustee in The City of New York, except that, at the option of Panhandle, payment of any interest and Liquidated Damages, if any, may be made (1) by check mailed to the address of the Person entitled thereto as such address shall appear in the security register or (2) by wire transfer to an account maintained by the Person entitled thereto as specified in the security register.

                               THE EXCHANGE OFFER

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     The Notes were sold by CMS Holding on March 29, 1999, pursuant to the Purchase Agreement dated March 23, 1999 (the "PURCHASE AGREEMENT") by and among CMS Holding, Panhandle and the Initial Purchasers and were subsequently offered by the Initial Purchasers to qualified institutional buyers pursuant to Rule 144A that are accredited investors in a manner exempt from registration under the Securities Act as well as to purchasers pursuant to Regulation S under the Securities Act.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and reference is made to the provisions of the Registration Rights Agreement which has been filed as an exhibit to the Exchange Offer Registration Statement and a copy of which is available as set forth in "Where to Find More Information."

     CMS Holding, Panhandle and the Initial Purchasers entered into the Registration Rights Agreement pursuant to which CMS Holding and Panhandle agreed to file with the SEC a registration statement (the "EXCHANGE OFFER REGISTRATION STATEMENT") on the appropriate form under the Securities Act with respect to the offer to exchange the 2004 Notes, 2009 Notes and 2029 Notes for a new series of notes (the "EXCHANGE NOTES"), registered under the Securities Act with terms substantially identical to those of the 2004 Notes, 2009 Notes and 2029 Notes (the "EXCHANGE OFFER") (except that the Exchange Notes will not contain terms with respect to transfer restrictions). On June 15, 1999 CMS Holding merged with and into Panhandle and all obligations of CMS Holding under the Registration Rights Agreement were assumed by Panhandle. Upon the effectiveness of the Exchange Offer Registration Statement, Panhandle will offer Exchange Notes pursuant to the Exchange Offer in exchange for Transfer Restricted Securities (as defined herein) to the holders of Transfer Restricted Securities who are able to make certain representations. If (1) Panhandle is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy or (2) any holder of Transfer Restricted Securities notifies Panhandle that (A) it is prohibited by law or SEC policy from participating in the Exchange Offer or (B) it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) it is a broker-dealer and owns Notes acquired directly from CMS Holding or Panhandle or an affiliate of CMS Holding or Panhandle, Panhandle will file with the SEC a shelf registration statement (the "SHELF REGISTRATION STATEMENT") to cover resales of the Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. Panhandle will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC. For purposes of the foregoing, "TRANSFER RESTRICTED SECURITIES" means each Note until (1) the date on which such Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (2) following the exchange by a broker-dealer in the Exchange Offer of a Note for an Exchange Note, the date on which such an Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the this Prospectus, (3) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the

Shelf Registration Statement, or (4) the date on which such Note is eligible to be distributed to the public pursuant to Rule 144 under the Securities Act.

     On June 15, 1999, CMS Holding merged with and into Panhandle and all obligations of CMS Holding under the Registration Rights Agreement were assumed by Panhandle. Therefore, the following description of the Registration Rights Agreement which describes joint obligations of CMS Holding and Panhandle refers only to Panhandle's obligations since pursuant to its merger with CMS Holding it has assumed all of CMS Holding's obligations under the Registration Rights Agreement. The Registration Rights Agreement provides that (1) Panhandle will file an Exchange Offer Registration Statement with the SEC on or prior to 90 days after the Closing, (2) Panhandle will use its best efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 180 days after the Closing Date, (3) unless the Exchange Offer would not be permitted by applicable law or SEC policy, Panhandle will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the SEC, Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer and (4) if obligated to file the Shelf Registration Statement, Panhandle will file the Shelf Registration Statement with the SEC on or prior to 60 days after such filing obligation arises and to use its best efforts to cause the Shelf Registration to be declared effective by the SEC on or prior to 120 days after the date on which Panhandle becomes obligated to file such Shelf Registration Statement. Except as provided in the next paragraph, if (a) Panhandle fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements are not declared effective by the SEC on or prior to the date specified for such effectiveness (the "EFFECTIVENESS TARGET DATE"), (c) Panhandle fails to consummate the Exchange Offer within 30 business days after the Registration Statement is first declared effective with respect to the Exchange Offer Registration Statement or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above being a "Registration Default"), then Panhandle will pay liquidated damages to each holder of Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of Notes held by such holder. The amount of the Liquidated Damages will increase by an additional $0.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.25 per week per $1,000 principal amount of Notes. All accrued Liquidated Damages will be paid by Panhandle on each interest payment date to the Depositary by wire transfer of immediately available funds or by federal funds check and to holders of certificated securities by mailing checks to their registered addresses. Following the cure of all Registration Defaults the accrual of Liquidated Damages will cease.

     Holders of Notes will be required to make certain representations to Panhandle (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

     Any Notes that remain outstanding after the consummation of the Exchange Offer, together with all Exchange Notes issued in connection with the Exchange Offer, will be treated as a single series of securities under the Indenture.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

     The term "EXPIRATION DATE" shall mean September 1, 1999, unless Panhandle, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

     To extend the Expiration Date, Panhandle will notify the Exchange Agent of any extension by oral or written notice and will notify the holders of the Exchange Notes by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that Panhandle is extending the Exchange Offer for a specified period of time.

     Panhandle reserves the right (i) to delay acceptance of any Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not permit acceptance of Notes not previously accepted if any of the conditions set forth herein under "-- Conditions" shall have occurred and shall not have been waived by Panhandle, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the Exchange Agent. If the Exchange Offer is amended in a manner determined by Panhandle to constitute a material change, Panhandle will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Notes of such amendment.

     Without limiting the manner in which Panhandle may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, Panhandle shall have no obligations to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will accrue interest for the 2004 Exchange Notes at a rate of 6.125% per annum, for the 2009 Exchange Notes at a rate of 6.500% per annum and for the 2029 Exchange Notes at a rate of 7.000% per annum. Interest on the Exchange Notes will accrue from the last date on which interest was paid on the Notes, or, if no interest has been paid on such Notes, from March 29, 1999, the date of issuance of the Notes for which the Exchange Offer is being made. Interest on the 2004 Exchange Notes is payable semiannually on March 15 and September 15, commencing on September 15, 1999. Interest on the 2009 and 2029 Exchange Notes is payable semiannually on January 15 and July 15 each year commencing January 15, 2000.

PROCEDURES FOR TENDERING

     To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon medallion guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) a timely confirmation of a book-entry transfer (a "BOOK-ENTRY CONFIRMATION") of such Notes into the Exchange Agent's account at The Depositary (the "BOOK-ENTRY TRANSFER FACILITY") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (ii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTERS OF TRANSMITTAL OR OTHER REQUIRED DOCUMENTS SHOULD BE SENT TO PANHANDLE. Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

     The tender by a holder of Notes will constitute an agreement between such holder and Panhandle in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be medallion guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an "ELIGIBLE INSTITUTION") unless the Notes tendered pursuant thereto are tendered for the account of an Eligible Institution.

     If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by Panhandle, evidence satisfactory to Panhandle of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt) and withdrawal of the tendered Notes will be determined by Panhandle, in its sole discretion, which determination will be final and binding. Panhandle reserves the absolute right to reject any and all Notes not properly tendered or any Notes which, if accepted, would, in the opinion of counsel for Panhandle, be unlawful. Panhandle also reserves the absolute right to waive any irregularities or conditions of tender as to particular Notes. Panhandle's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Notes must be cured within such time as Panhandle shall determine. Neither Panhandle, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, Panhandle reserves the right, in its sole discretion, subject to the provisions of the Indenture, to purchase or make offers for any Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "-- Conditions," to terminate the Exchange Offer in accordance with the terms of the Registration Rights Agreement, and to the extent permitted by applicable law, purchase Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

ACCEPTANCE OF NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all Notes properly tendered will be accepted promptly after the Expiration Date, and the Exchange Notes will be issued promptly after acceptance of the Notes. See "-- Conditions." For purposes of the Exchange Offer, Notes shall be deemed to have been accepted as validly tendered for exchange when, as and if Panhandle has given oral or written notice thereof to the Exchange Agent.

     In all cases, issuance of Exchange Notes for Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a Book-Entry Confirmation of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, such unaccepted or such nonexchanged Notes will be credited to an account maintained with such Book-Entry Transfer Facility as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Notes by causing the Book-Entry Transfer Facility to transfer such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, the Letter of Transmittal (or facsimile) thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth under "-- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by Panhandle (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Notes and the amount of Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange, Inc. ("NYSE') trading days after the date of execution of the Notice of Guaranteed Delivery, a Book-Entry Confirmation and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) a Book-Entry Confirmation and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

     Tenders of Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date at one of the addresses set forth under "-- Exchange Agent." Any such notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility from which the Notes were tendered, identify the principal amount of the Notes to be withdrawn, and specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Notes and otherwise comply with the procedures of such Book-Entry Transfer Facility. All questions as to the validity, form and eligibility (including time of receipt) of such notice will be determined by Panhandle, whose determination shall be final and binding on all parties. Any Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Notes which have been tendered for exchange but which are not exchanged for any reason will be credited to an account maintained with such Book-Entry Transfer Facility for the Notes as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering" and "-- Book-Entry Transfer" at any time on or prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, Notes will not be required to be accepted for exchange, nor will Exchange Notes be issued in exchange for any Notes, and Panhandle may terminate or amend the Exchange Offer as provided herein before the acceptance of such Notes, if, because of any change in law, or applicable interpretations thereof by the SEC, Panhandle determines that it is not permitted to effect the Exchange Offer. Panhandle has no obligation to, and will not knowingly, permit acceptance of tenders of Notes from affiliates of Panhandle or from any other holder or holders who are not eligible to participate in the Exchange Offer under applicable law or interpretations thereof by the Staff of the SEC, or if the Exchange Notes to be received by such holder or holders of Notes in the Exchange Offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the "blue sky" or securities laws of substantially all of the states of the United States.

EXCHANGE AGENT

     Bank One Trust Company, NA has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

  By Mail (Certified, Registered, Overnight or First Class) or Hand Delivery:

                           Bank One Trust Company, NA
                  c/o First Chicago Trust Company of New York
                                 14 Wall Street
                              8th Floor, Window 2
                            New York, New York 10005

                                  By Facsimile
                        (For Eligible Institutions Only)
                                 (212) 240-8938

                                Telephone Number
                                 (212) 240-8801

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by Panhandle. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by officers and regular employees of Panhandle.

     Panhandle will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. Panhandle, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith.

     The expenses to be incurred in connection with the Exchange Offer will be paid by Panhandle, including fees and expenses of the Exchange Agent and the Trustee, and accounting, legal, printing and related fees and expenses.

     Panhandle will pay all transfer taxes, if any, applicable to the exchange of Notes pursuant to the Exchange Offer. If, however, Exchange Notes or Notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the Notes tendered, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes

(whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

RESALE OF EXCHANGE NOTES

     Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, Panhandle believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any owner of such Exchange Notes (other than any such owner which is an "affiliate" of Panhandle within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such owner's business and such owner does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of such Exchange Notes. Any owner of Notes who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available May 13, 1998, as interpreted in the SEC's letter to Shearman & Sterling dated July 2, 1993), Morgan Stanley & Co., Incorporated (available June 5, 1991), Warnaco, Inc. (available June 5, 1991), and Epic Properties, Inc. (available October 21, 1991) or similar no-action letters (collectively the "NO-ACTION LETTERS") but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes.

     By tendering in the Exchange Offer, each Holder (or DTC participant, in the case of tenders of interests in the Global Notes held by DTC) will represent to Panhandle (which representation may be contained the Letter of Transmittal) to the effect that (A) it is not an affiliate of Panhandle, (B) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes to be issued in the Exchange Offer and (C) it is acquiring the Exchange Notes in its ordinary course of business. Each Holder will acknowledge and agree that any broker-dealer and any such Holder using the Exchange Offer to participate in a distribution of the Exchange Notes acquired in the Exchange Offer (1) could not under SEC policy as in effect on the date of the Registration Rights Agreement rely on the position of the SEC enunciated in the No-Action Letters, and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of Exchange Notes obtained by such Holder in exchange for Notes acquired by such Holder directly from Panhandle or an affiliate thereof.

     To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or to register the Exchange Notes prior to offering or selling such Exchange Notes. Panhandle has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to cooperate with selling Holders or underwriters in connection with the registration and qualification of the Exchange Notes for offer or sale under the securities or "blue sky" laws of such jurisdictions as may be necessary to permit the holders of Exchange Notes to trade the Exchange Notes without any restrictions or limitations under the securities laws of the several states of the United States.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Notes who do not exchange their Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Notes as set forth in the legend thereon as a consequence of the issuance of the Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Notes may not be registered under the Securities Act, except pursuant a transaction not subject to, the Securities Act and applicable state securities laws. Panhandle does not currently anticipate that it will register the Notes under the Securities Act. To the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Notes could be adversely affected.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

DESCRIPTION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OF NOTES FOR EXCHANGE NOTES

     The following summary describes the principal United States federal income tax consequences to holders who exchange Notes for Exchange Notes pursuant to the Exchange Offer. This summary is intended to address the beneficial owners of Notes that are citizens or residents of the United States, corporations, partnerships or other entities created or organized in or under the laws of the United States or any State or the District of Columbia, or estates or trusts that are not foreign estates or trusts for United States federal income tax purposes, in each case, that hold the Notes as capital assets.

     The exchange of Notes for Exchange Notes pursuant to the Exchange Offer will not constitute a taxable exchange for United States federal income tax purposes. As a result, a holder of a Note whose Note is accepted in the Exchange Offer will not recognize gain or loss on the exchange. A tendering holder's tax basis in the Exchange Notes received pursuant to the Exchange Offer will be the same as such holder's tax basis in the Notes surrendered therefor. A tendering holder's holding period for the Exchange Notes received pursuant to the Exchange Offer-will include its holding period for the Notes surrendered therefor.

     ALL HOLDERS OF NOTES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE EXCHANGE OF NOTES FOR EXCHANGE NOTES, AND OF THE OWNERSHIP AND DISPOSITION OF

EXCHANGE NOTES RECEIVED IN THE EXCHANGE OFFER IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

DESCRIPTION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE EXCHANGE NOTES

     The following is a summary of the material United States federal income tax consequences of the acquisition, ownership and disposition of the Notes or the Exchange Notes by a United States Holder (as defined below). This summary deals only with the United States Holders that will hold the Notes or the Exchange Notes as capital assets. The discussion does not cover-all aspects of federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of the Notes or the Exchange Notes by particular investors, and does not address state, local, foreign or other tax laws. In particular, this summary does not discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the federal income tax laws (such as banks, insurance companies, investors liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, investors that will hold the Notes or the Exchange Notes as part of straddles, hedging transactions or conversion transactions for federal tax purposes or investors whose functional currency is not United States Dollars). Furthermore, the discussion below is based on provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings, and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below.

     PERSONS CONSIDERING THE PURCHASE, OWNERSHIP, OR DISPOSITION OF EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR INTERNATIONAL TAXING JURISDICTION.

     As used herein, the term "UNITED STATES HOLDER" means a beneficial owner of the Notes or the Exchange Notes that is (i) a citizen or resident of the United States for United States federal income tax purposes, (ii) a corporation created or organized under the laws of the United States or any State thereof, (iii) a person or entity that is otherwise subject to United States federal income tax on a net income basis in respect of income derived from the Notes or the Exchange Notes, or (iv) a partnership to the extent the interest therein is owned by a person who is described in clause (i), (ii) or (iii) of this paragraph.

INTEREST

     Interest paid on a Note or an Exchange Note will be taxable to a United States Holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes.

PURCHASE, SALE, EXCHANGE, RETIREMENT AND REDEMPTION OF THE EXCHANGE NOTES

     In general (with certain exceptions described below) a United States Holder's tax basis in an Exchange Note will equal the price paid for the Notes for which such Exchange Note was exchanged pursuant to the Exchange Offer. A United States Holder generally will recognize gain or loss on the sale, exchange, retirement, redemption or other disposition of a Note or an Exchange Note (or portion thereof) equal to the difference between the amount realized on such disposition and the United States Holder's tax basis in the Note or the Exchange Note (or portion thereof). Except to the extent attributable to accrued but unpaid interest, gain or loss recognized on such disposition of a Note or an Exchange Note will be capital gain or loss. Under the "Taxpayer Relief Act of 1997" (the "TAXPAYER ACT") the maximum rate applicable to long-term capital gains of individuals has been reduced to 20%. However, the Taxpayer Act also extends the holding period for long-term capital gains to 18 months for capital assets disposed of after July 28, 1997. Gain on capital assets held between 12 months and 18 months are subject to tax at a maximum rate of 28%. Any such gain will generally be United States source gain.

BOND PREMIUM

     If a United States Holder acquires an Exchange Note or has acquired a Note, in each case, for an amount more than its redemption price, the Holder may elect to amortize such bond premium on a yield to maturity basis. Once made, such an election applies to all bonds (other than bonds the interest on which is excludable from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, unless the IRS consents to a revocation of the election. The basis of an Exchange Note will be reduced by any amortizable bond premium taken as a deduction.

MARKET DISCOUNT

     The purchase of an Exchange Note or the purchase of a Note other than at original issue may be affected by the market discount provisions of the Code. These rules generally provide that, subject to a statutorily defined de minimis exception, if a United States Holder purchases an Exchange Note (or purchased a Note) at a "market discount," as defined below, and thereafter recognizes gain upon a disposition of the Exchange Note (including dispositions by gift or redemption), the lesser of such gain (or appreciation, in the case of a gift) or the portion of the market discount that has accrued ("ACCRUED MARKET DISCOUNT") while the Exchange Note (and its predecessor Note, if any) was held by such United States Holder will be treated as ordinary interest income at the time of disposition rather than as capital gain. For an Exchange Note or a Note, "MARKET DISCOUNT" is the excess of the stated redemption price at maturity over the tax basis immediately after its acquisition by a United States Holder. Market discount generally will accrue ratably during the period from the date of acquisition to the maturity date of the Exchange Note, unless the United States Holder elects to accrue such discount on the basis of the constant yield method. Such an election applies only to the Exchange Note with respect to which it is made and is irrevocable.

     In lieu of including the accrued market discount income at the time of disposition, a United States Holder of an Exchange Note acquired at a market discount (or acquired in exchange for a Note acquired at a market discount) may elect to include the accrued market discount in income currently either ratably or using the constant yield method.

Once made, such an election applies to all other obligations that the United States Holder purchases at a market discount during the taxable year for which the election is made and in all subsequent taxable years of the United States Holder, unless the Internal Revenue Service consents to a revocation of the election. If an election is made to include accrued market discount in income currently, the basis of an Exchange Note (or, where applicable, a predecessor
Note) in the hands of the United States Holder will be increased by the accrued market discount thereon as it is includible in income. A United States Holder of a market discount Exchange Note who does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Exchange Note, if any, in an amount not exceeding the accrued market discount on such Exchange Note until the maturity or disposition of such Exchange Note.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Payments of interest and principal on, and the proceeds of sale or other disposition of the Notes or the Exchange Notes payable to a United States Holder, may be subject to information reporting requirements and backup withholding at a rate of 31% will apply to such payments if the United States Holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on its federal income tax returns. Certain United States Holders (including, among others, corporations) are not subject to backup withholding. United States Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connections with resales of the Exchange Notes received in exchange for the Notes where such Notes were acquired as a result of market-making activities or other trading activities. Panhandle has agreed that, starting on the Expiration Date and ending on the close of business on the first anniversary of the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     Panhandle will not receive any proceeds from any sale of the Exchange Notes by broker-dealers. The Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the counter market, in negotiated transaction, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "UNDERWRITER" within the meaning of the Securities Act and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "UNDERWRITER"within the meaning of the Securities Act.

     For a period of one year after the Expiration Date, Panhandle will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. Panhandle has agreed to pay all expenses incident to the Exchange Offer and will indemnify the holders of the Exchange Notes against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Opinions as to the legality of the Exchange Notes will be rendered for Panhandle by Michael D. Van Hemert, Assistant General Counsel for CMS Energy. As of March 31, 1999, Mr. Van Hemert beneficially owned approximately 2,889 shares of CMS Energy Common Stock.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference from Panhandle's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Panhandle, for the year ended December 31, 1996, incorporated by reference in this Prospectus, have been audited by KPMG LLP, independent certified public accountants, as indicated in their report thereon. Such financial statements have been incorporated by reference in reliance upon the reports of KPMG LLP.

     With respect to the unaudited interim consolidated financial information for the period ended March 31, 1999 Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of such information. However, their separate report thereon states that they did not audit and they did not express an opinion on that interim consolidated financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act, for their reports on the unaudited interim consolidated financial information because those reports are not a "REPORT" or "PART" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

     Future consolidated financial statements of Panhandle and the reports thereon of Arthur Andersen LLP also will be incorporated by reference in this Prospectus in reliance upon the authority of that firm as experts in giving those reports to the extent that said firm has audited said consolidated financial statements and consented to the use of their reports thereon.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                     OF PANHANDLE EASTERN PIPE LINE COMPANY

     The following Unaudited Pro Forma Combined Financial Statements (the "PRO FORMA FINANCIAL STATEMENTS") of Panhandle Eastern Pipe Line Company illustrate the effects of: (1) various restructuring, realignment, and elimination of activities between the Panhandle Companies (as defined below) and Duke Energy Corporation and its subsidiaries ("DUKE ENERGY") prior to the closing of the acquisition (the "ACQUISITION") of Panhandle Eastern Pipe Line Company ("PANHANDLE") and its principal subsidiaries, Trunkline Gas Company and Pan Gas Storage Company, and its affiliates Panhandle Storage Company and Trunkline LNG Company (collectively, the "PANHANDLE COMPANIES") by CMS Energy Corporation ("CMS Energy"); (2) the adjustments resulting from the Acquisition by CMS Energy; and (3) the public issuance of $800 million of Notes by CMS Panhandle Holding Company (the "NOTES") ("CMS HOLDING") which were completed to facilitate the Acquisition (the "Financing Transaction"). The $1.1 billion balance of the cash purchase price was paid with an equity contribution from CMS Energy. The Unaudited Pro Forma Combined Balance Sheets have been prepared as if such transactions occurred on the balance sheet date; the Unaudited Pro Forma Combined Income Statements have been prepared as if such transactions occurred as of January 1, 1998.

     The Pro Forma Financial Statements reflect CMS Energy acquiring all of the common stock of the Panhandle Companies. The Pro Forma Financial Statements also reflect, prior to the Acquisition, the transfer of Panhandle's interest in Northern Border Pipeline Company and certain non-operating assets to other subsidiaries of Duke Energy, and the elimination of certain intercompany accounts, including advances, between Panhandle and Duke Energy. The purchase price for the common stock of the Panhandle Companies was $1.9 billion in cash. The Panhandle Companies will have approximately $1.1 billion of debt outstanding after the closing of the Acquisition. This indebtedness includes approximately $300 million of existing debt and the debt incurred in the Financing Transaction. CMS Energy's acquisition of the Panhandle Companies was accounted for under the purchase method.

     A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, and the final determination of estimated remaining useful lives of the acquired property, plant and equipment, have not yet been made. Accordingly, the pro forma accounting adjustments made in connection with the development of the Pro Forma Financial Statements are preliminary and have been made solely for purposes of developing the pro forma combined financial information. However, CMS Energy management believes that the pro forma adjustments and the underlying assumptions reasonably present the significant effects of the Acquisition and the Financing Transactions. In addition, CMS Energy will undertake studies to determine the fair value of assets and liabilities and estimated remaining useful lives of the acquired property, plant and equipment of the Panhandle Companies and will revise the accounting adjustments upon completion of those studies. The actual financial position and results of operations of the combined entity will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including access to additional information, changes in value and changes in operating results between the dates of the Pro Forma Financial Statements and the Acquisition date. The Pro Forma Financial Statements are not necessarily indicative of actual operating results or financial position had the Acquisition and the Financing Transactions occurred as of the dates indicated above, nor do they purport to indicate operating results or financial position which may be attained in the future.

     The significant adjustments to pro forma net income reflect (1) higher depreciation and amortization expense to give effect to the allocation of excess purchase price amortized over 40 years and the fair value of net assets acquired related to property, plant and equipment prospectively depreciated over a revised estimated average remaining life of 40 years, (2) elimination of pension and rental income, and (3) lower interest expense from the cancellation of certain indebtedness between Panhandle and Duke Energy and additional interest expense reflecting the new debt issuance of CMS Holding.

     The significant adjustments to the pro forma financial position reflect (1) elimination of the advances to Duke Energy and the notes payable to Duke Energy,
(2) increases to property, plant and equipment and accrued liabilities for the purchase price allocation, (3) recognition of goodwill in the fair value calculation, (4) decreases in taxes and other liabilities assumed by Duke Energy, and (5) increases in long-term debt and common stockholder's equity in connection with the Acquisition and the Financing Transactions.

     The Panhandle Companies' financial statements utilized in the preparation of the Pro Forma Financial Statements are based upon financial statements and information obtained from Duke Energy and Panhandle.

     The Pro Forma Financial Statements should be read in conjunction with the historical financial statements and notes thereto of Panhandle included in Panhandle's annual report on Form 10-K for the year ended December 31, 1998 delivered with this Prospectus and the documents incorporated by reference herein, and the notes to the Pro Forma Financial Statements included elsewhere herein. The pro forma adjustments do not reflect any potential operating efficiencies or cost savings which management believes may be achievable with respect to the combined companies.

                      PANHANDLE EASTERN PIPE LINE COMPANY

                 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                             (DOLLARS IN MILLIONS)

                                         PANHANDLE EASTERN PIPE LINE COMPANY
                                              PRE-ACQUISITION PRO FORMA                            PRO FORMA ACQUISITIONS
                             -----------------------------------------------------------   --------------------------------------
                              PANHANDLE     RESTRUCTURING   ELIMINATION OF    PANHANDLE                                 PANHANDLE
                             CONSOLIDATED        AND         DUKE ENERGY      COMPANIES    ACQUISITION    FINANCING      EASTERN
                              HISTORICAL     REALIGNMENT      ACTIVITIES     AS ADJUSTED   ADJUSTMENTS   TRANSACTIONS   PRO FORMA
                             ------------   -------------   --------------   -----------   -----------   ------------   ---------
Operating revenues.........      $133            $ 1 (a)         $ (4)(b)       $130           $(2)(g)       $ --         $128
Operating expenses:
  Operations and
    maintenance............        43             (1)(a)            4 (c)         46                                        46
  Depreciation and
    amortization...........        14                              (2)(d)         12             2 (h)                      14
  Property and other
    taxes..................         7              1 (a)                           8                                         8
                                 ----            ---             ----           ----           ---           ----         ----
                                   64             --                2             66             2             --           68
                                 ----            ---             ----           ----           ---           ----         ----
Pretax operating income....        69              1               (6)            64            (4)            --           60
Other income and
  expenses.................         5                                              5                                         5
                                 ----            ---             ----           ----           ---           ----         ----
Earnings before interest
  and taxes................        74              1               (6)            69            (4)            --           65
Interest expense...........        19                             (13)(e)          6                           14 (j)       20
                                 ----            ---             ----           ----           ---           ----         ----
Income before income
  taxes....................        55              1                7             63            (4)           (14)          45
Income taxes...............        21                               3 (f)         24            (1)(i)         (5)(k)       18
                                 ----            ---             ----           ----           ---           ----         ----
Net income.................      $ 34            $ 1             $  4           $ 39           $(3)          $ (9)        $ 27
                                 ====            ===             ====           ====           ===           ====         ====

See accompanying notes to Unaudited Pro Forma Combined Income Statement.

                      PANHANDLE EASTERN PIPE LINE COMPANY

             NOTES TO UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

RESTRUCTURING AND REALIGNMENT:

     (a) To reflect the results of operations of Panhandle Storage Company and Trunkline LNG Company, both acquired by CMS Energy, and the transfer of Panhandle's interest in Northern Border Pipeline Company and certain non-operating assets to other subsidiaries of Duke Energy under the provisions of the Stock Purchase Agreement dated as of October 31, 1998, between CMS Energy and subsidiaries of Duke Energy (the "STOCK PURCHASE AGREEMENT").

ELIMINATION OF DUKE ENERGY ACTIVITIES:

     (b) To reflect the elimination of rental income earned by Panhandle on an office building, which was transferred to Duke Energy under the provisions of the Stock Purchase Agreement.

     (c) To reflect the elimination of pension income recognized by Panhandle on the overfunded pension plans of Duke Energy. Under the provisions of the Stock Purchase Agreement, Duke Energy transferred to CMS Energy an amount of pension assets equivalent to the Panhandle Companies' liabilities assumed by CMS Energy.

     (d) To reflect the elimination of depreciation associated with an office building and certain other assets, which were transferred to Duke Energy under the provisions of the Stock Purchase Agreement.

     (e) To reflect a reduction in interest expense relating to the settlement of certain short-term notes payable to Duke Energy under the provisions of the Stock Purchase Agreement.

     (f) To reflect the income tax expense effects of pro forma adjustments (b) through (e) at an estimated rate of 35%.

ACQUISITION ADJUSTMENTS:

     (g) To reflect the elimination of non-cash amortization of deferred credits associated with a Trunkline LNG Company rate settlement.

     (h) To reflect depreciation expense on the fair value of property, plant and equipment prospectively depreciated over a revised estimated average remaining life of 40 years. Also reflects amortization expense over a 40-year period of the estimated goodwill recognized in the Acquisition.

     (i) To reflect the income tax expense effects of pro forma adjustments (g) and (h) at an estimated rate of 35%.

FINANCING TRANSACTIONS:

     (j) To reflect the increase of interest expense relating to the public issuance of $800 million of Notes with a weighted average interest rate of 6.9%.

     (k) To reflect the income tax expense effects of pro forma adjustment (j) at an estimated rate of 35%.

                      PANHANDLE EASTERN PIPE LINE COMPANY

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1999
                             (DOLLARS IN MILLIONS)

                                     ASSETS

                                                   PRO FORMA ACQUISITION
                                   PANHANDLE     --------------------------   PANHANDLE
                                  CONSOLIDATED   ACQUISITION    FINANCING      EASTERN
                                   HISTORICAL    ADJUSTMENTS   TRANSACTIONS   PRO FORMA
                                  ------------   -----------   ------------   ---------
Current Assets:
  Receivables...................     $   88        $   --        $    --       $   88
  Other current assets..........         93                                        93
                                     ------        ------        -------       ------
                                     $  181            --             --       $  181
                                     ------        ------        -------       ------
Investments:
  Advances and note
     receivable--parent.........         --            --             --           --
  Investment in affiliates and
     other......................          8                                         8
                                     ------        ------        -------       ------
                                          8            --             --            8
                                     ------        ------        -------       ------
Net property, plant and
  equipment.....................        838           705(a)          --        1,543
                                     ------        ------        -------       ------
Other non-current assets........                      700(b)
                                        496          (454)(c)         --          742
                                     ------        ------        -------       ------
          Total Assets..........     $1,523        $  951        $    --       $2,474
                                     ======        ======        =======       ======

                         LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities:
  Accounts payable..............     $    8        $   --        $    --       $    8
  Notes payable--parent.........         --                                        --
  Other current liabilities.....        113                                       113
                                     ------        ------        -------       ------
                                     $  121            --             --       $  121
                                     ------        ------        -------       ------
Long-term Debt..................        299            19(b)         800(e)     1,118
                                     ------        ------        -------       ------
Deferred Credits and Other
  Liabilities:
  Deferred income taxes.........         --                                        --
  Other non-current
     liabilities................         34           100(b)                      134
                                     ------        ------        -------       ------
                                         34           100             --          134
                                     ------        ------        -------       ------
Common Stockholder's Equity:
  Common stock..................          1                                         1
                                                    1,387(d)       1,100(f)
  Paid-in capital...............        966          (454)(c)     (1,900)(g)    1,099
  Retained earnings.............        102          (101)(d)                       1
                                     ------        ------        -------       ------
                                     $1,069        $  832        $  (800)      $1,101
                                     ------        ------        -------       ------
          Total Liabilities and
             Stockholder's
             Equity.............     $1,523        $  951        $    --       $2,474
                                     ======        ======        =======       ======

See accompanying notes to Unaudited Pro Forma Combined Balance Sheet.

                      PANHANDLE EASTERN PIPE LINE COMPANY

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1999

ACQUISITION ADJUSTMENTS:

     (a) To reflect the increase in property, plant and equipment to adjust the historical value of these assets to their estimated fair values. The allocation reflects CMS Energy's internal evaluation of the excess purchase price and is subject to the completion of a study to determine the fair value of the property. Should the study not support such allocation to property, plant and equipment, the excess of total purchase price over the fair value of the net assets acquired will be reflected as an adjustment to the preliminary estimate of goodwill.

     (b) To reflect the preliminary estimated acquisition adjustments under the purchase method of accounting to record assets acquired and liabilities assumed at estimated fair value for (i) the preliminary estimate of goodwill, (ii) the increase of certain other assets, (iii) the elimination of previously recorded regulatory assets assuming Panhandle ceases to apply Statement of Financial Accounting Standards No. 71 accounting for its regulated assets, (iv) the long-term debt assumed, (v) the assumption of benefit plan obligations by the Panhandle Companies, previously assumed by Duke Energy, and (vi) the accrual of certain obligations of the Panhandle Companies which are expected to be paid after completion of the transaction. The following adjustments reflect CMS Energy management's intended business strategies and outlook which may differ from the business strategies and outlook of Duke Energy management prior to the
Acquisition:

                                                              (DOLLARS IN MILLIONS)
                                                              ---------------------
Other assets including goodwill.............................          $700
Other non-current liabilities...............................           100

     (c) To reflect the elimination of deferred tax assets and associated paid-in-capital which resulted from the temporary book basis to tax basis difference upon acquisition.

     (d) To reflect the increase in paid-in capital and the elimination in retained earnings as a result of pro forma adjustments (a) through (c).

FINANCING TRANSACTIONS:

     (e) To reflect the public issuance of $800 million of Notes.

     (f) To reflect a $1.1 billion equity contribution by CMS Energy.

     (g) To reflect the payment of $1.9 billion in cash to Duke Energy for the acquisition of the Panhandle Companies.

                      PANHANDLE EASTERN PIPE LINE COMPANY

                 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                             (DOLLARS IN MILLIONS)

                                                 PANHANDLE COMPANIES
                                              PRE-ACQUISITION PRO FORMA                            PRO FORMA ACQUISITION
                             -----------------------------------------------------------   --------------------------------------
                              PANHANDLE     RESTRUCTURING    ELIMINATION      PANHANDLE                                 PANHANDLE
                             CONSOLIDATED        AND        OF DUKE ENERGY    COMPANIES    ACQUISITION    FINANCING      EASTERN
                              HISTORICAL     REALIGNMENT      ACTIVITIES     AS ADJUSTED   ADJUSTMENTS   TRANSACTIONS   PRO FORMA
                             ------------   -------------   --------------   -----------   -----------   ------------   ---------
Operating revenues.........      $496            $(3)(a)         $(14)(b)       $479          $ (9)(i)       $ --         $470
Operating expenses:
  Operations and
    maintenance............       213             (2)(a)             9(c)        220                                       220
  Depreciation and
    amortization...........        56             (2)(a)           (4)(d)         50             7(j)                       57
  Property and other
    taxes..................        26               2(a)           (1)(e)         27                                        27
                                 ----            ---             ----           ----          ----           ----         ----
                                  295             (2)               4            297             7             --          304
                                 ----            ---             ----           ----          ----           ----         ----
Pretax operating income....       201             (1)             (18)           182           (16)            --          166
Other income and
  expenses.................        24                             (14)(f)         10                                        10
                                 ----            ---             ----           ----          ----           ----         ----
Earnings before interest
  and taxes................       225             (1)             (32)           192           (16)            --          176
Interest expense...........        77             (1)(a)          (54)(g)         22                           56 (l)       78
                                 ----            ---             ----           ----          ----           ----         ----
Income before income
  taxes....................       148             --               22            170           (16)           (56)          98
Income taxes...............        57              1 (a)            7 (h)         65            (6)(k)        (19)(m)       40
                                 ----            ---             ----           ----          ----           ----         ----
Net income.................      $ 91            $(1)            $ 15           $105          $(10)          $(37)        $ 58
                                 ====            ===             ====           ====          ====           ====         ====

See accompanying notes to Unaudited Pro Forma Combined Income Statement.

                      PANHANDLE EASTERN PIPE LINE COMPANY

             NOTES TO UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1998

RESTRUCTURING AND REALIGNMENT:

     (a) To reflect the results of operations of Panhandle Storage Company and Trunkline LNG Company, both acquired by CMS Energy, and the transfer of Panhandle's interest in Northern Border Pipeline Company and certain non-operating assets to other subsidiaries of Duke Energy under the provisions of the Stock Purchase Agreement dated as of October 31, 1998, between CMS Energy and subsidiaries of Duke Energy (the "STOCK PURCHASE AGREEMENT").

ELIMINATION OF DUKE ENERGY ACTIVITIES:

     (b) To reflect the elimination of rental income earned by Panhandle on an office building, which was transferred to Duke Energy under the provisions of the Stock Purchase Agreement.

     (c) To reflect the elimination of pension income recognized by Panhandle on the overfunded pension plans of Duke Energy. Under the provisions of the Stock Purchase Agreement, Duke Energy transferred to CMS Energy an amount of pension assets equivalent to the Panhandle Companies' liabilities assumed by CMS Energy.

     (d) To reflect the elimination of depreciation associated with an office building and certain other assets, which were transferred to Duke Energy under the provisions of the Stock Purchase Agreement.

     (e) To reflect the elimination of ad valorem taxes associated with an office building, which was transferred to Duke Energy under the provisions of the Stock Purchase Agreement.

     (f) To reflect the elimination of a December 1998 gain on the sale of Panhandle's general partnership interest in Northern Border Pipeline Company.

     (g) To reflect a reduction in interest expense relating to the settlement of certain short-term notes payable to Duke Energy under the provisions of the Stock Purchase Agreement.

     (h) To reflect the income tax expense effects of pro forma adjustments (b) through (g) at an estimated rate of 35%.

ACQUISITION ADJUSTMENTS:

     (i) To reflect the elimination of non-cash amortization of deferred credits associated with a Trunkline LNG Company rate settlement.

     (j) To reflect depreciation expense on the fair value of property, plant and equipment prospectively depreciated over a revised estimated average remaining life of 40 years. Also reflects amortization expense over a 40-year period of the estimated goodwill recognized in the Acquisition.

     (k) To reflect the income tax expense effects of pro forma adjustments (i) and (j) at an estimated rate of 35%.

FINANCING TRANSACTIONS:

     (l) To reflect the increase of interest expense relating to the public issuance of $800 million of Notes with a weighted average interest rate of 6.9%.

     (m) To reflect the income tax expense effects of pro forma adjustment (l) at an estimated rate of 35%.

                      PANHANDLE EASTERN PIPE LINE COMPANY

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1998
                             (DOLLARS IN MILLIONS)

                                     ASSETS

                                                 PANHANDLE COMPANIES
                                              PRE-ACQUISITION PRO FORMA                            PRO FORMA ACQUISITION
                             -----------------------------------------------------------   --------------------------------------
                              PANHANDLE     RESTRUCTURING   ELIMINATION OF    PANHANDLE                                 PANHANDLE
                             CONSOLIDATED        AND         DUKE ENERGY      COMPANIES    ACQUISITION    FINANCING      EASTERN
                              HISTORICAL     REALIGNMENT      ACTIVITIES     AS ADJUSTED   ADJUSTMENTS   TRANSACTIONS   PRO FORMA
                             ------------   -------------   --------------   -----------   -----------   ------------   ---------
Current Assets:
 Receivables................    $   94          $ (3)(a)        $  (1)(b)      $   90        $   --        $    --       $   90
 Other current assets.......        86            (2)(a)           (6)(c)          78                                        78
                                ------          ----            -----          ------        ------        -------       ------
                                   180            (5)              (7)            168            --             --          168
                                ------          ----            -----          ------        ------        -------       ------
Investments:
 Advances and note
   receivable -- parent.....       738                           (738)(b)          --                                        --
 Investment in affiliates
   and other................        50           (41)(a)                            9                                         9
                                ------          ----            -----          ------        ------        -------       ------
                                   788           (41)            (738)              9            --             --            9
                                ------          ----            -----          ------        ------        -------       ------
Net property, plant and
 equipment..................       979           101 (a)          (72)(d)       1,008           603 (h)                   1,576
                                                                                                (35)(i)
                                ------          ----            -----          ------        ------        -------       ------
Other non-current assets....        26            --               (2)(c)          24           700 (j)         --          724
                                ------          ----            -----          ------        ------        -------       ------
       Total Assets.........    $1,973          $ 55            $(819)         $1,209        $1,268        $    --       $2,477
                                ======          ====            =====          ======        ======        =======       ======

                                              LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities:
 Accounts payable...........    $   56          $(48)(a)        $  --          $    8        $   --        $    --       $    8
 Notes payable -- parent....       675                           (675)(e)          --                                        --
 Other current
   liabilities..............       183             3 (a)          (68)(f)         108                                       108
                                                                  (10)(c)
                                ------          ----            -----          ------        ------        -------       ------
                                   914           (45)            (753)            116            --             --          116
                                ------          ----            -----          ------        ------        -------       ------
Long-term Debt..............       299            (3)(a)            3 (b)         299            19 (j)        800 (l)    1,118
                                ------          ----            -----          ------        ------        -------       ------
Deferred Credits and Other
 Liabilities:
 Deferred income taxes......        99            51 (a)         (150)(f)          --                                        --
 Other non-current
   liabilities..............       103            36 (a)          (61)(c)          78           100 (j)                     143
                                                                                                (35)(i)
                                ------          ----            -----          ------        ------        -------       ------
                                   202            87             (211)             78            65             --          143
                                ------          ----            -----          ------        ------        -------       ------
Common Stockholder's Equity:
 Common stock...............         1                                              1                                         1
 Paid-in capital............       466            16 (a)          142 (g)         624         1,275 (k)      1,100 (m)    1,099
                                                                                                            (1,900)(n)
 Retained earnings..........        91                                             91           (91)(k)                      --
                                ------          ----            -----          ------        ------        -------       ------
                                   558            16              142             716         1,184           (800)       1,100
                                ------          ----            -----          ------        ------        -------       ------
       Total Liabilities and
        Stockholder's
        Equity..............    $1,973          $ 55            $(819)         $1,209        $1,268        $    --       $2,477
                                ======          ====            =====          ======        ======        =======       ======

See accompanying notes to Unaudited Pro Forma Combined Balance Sheet.

                      PANHANDLE EASTERN PIPE LINE COMPANY

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1998

RESTRUCTURING AND REALIGNMENT:

     (a) To reflect the financial position of Panhandle Storage Company and Trunkline LNG Company, both acquired by CMS Energy, and the transfer of Panhandle's interest in Northern Border Pipeline Company and certain non-operating assets to other subsidiaries of Duke Energy under the provisions of the Stock Purchase Agreement.

ELIMINATION OF DUKE ENERGY ACTIVITIES:

     (b) To reflect the settlement of the advances and notes receivable from Duke Energy under the provisions of the Stock Purchase Agreement.

     (c) To reflect the transfer from the Panhandle Companies to Duke Energy of certain environmental and litigation liabilities and the related assets under the provisions of the Stock Purchase Agreement.

     (d) To reflect the transfer to Duke Energy of certain assets, primarily an office building, under the provisions of the Stock Purchase Agreement.

     (e) To reflect the settlement of certain short-term notes payable to Duke Energy under the provisions of the Stock Purchase Agreement.

     (f) To reflect the transfer from the Panhandle Companies to Duke Energy of all tax liabilities under the provisions of the Stock Purchase Agreement.

     (g) To reflect the settlement and transfer of certain assets and liabilities described in pro forma adjustments (b) through (f).

ACQUISITION ADJUSTMENTS:

     (h) To reflect the increase in property, plant and equipment to adjust the historical value of these assets to their estimated fair values. The allocation reflects CMS Energy's internal evaluation of the excess purchase price and is subject to the completion of a study to determine the fair value of the property. Should the study not support such allocation to property, plant and equipment, the excess of total purchase price over the fair value of the net assets acquired will be reflected as an adjustment to the preliminary estimate of goodwill.

     (i) To reflect the elimination of deferred credits associated with a Trunkline LNG Company rate settlement.

     (j) To reflect the preliminary estimated acquisition adjustments under the purchase method of accounting to record assets acquired and liabilities assumed at estimated fair value for (i) the preliminary estimate of goodwill, (ii) the increase of certain other assets, (iii) the elimination of previously recorded regulatory assets, assuming Panhandle ceases to apply Statement of Financial Accounting Standards No. 71 accounting for its regulated assets, (iv) the long-term debt assumed, (v) the assumption of benefit plan obligations by the Panhandle Companies, previously assumed by Duke Energy, and (vi) the accrual of certain obligations of the Panhandle Companies which are expected to be paid after completion of the transaction. The following adjustments reflect CMS Energy management's intended business strategies and outlook which may differ from the business strategies and outlook of Duke Energy management prior to the
Acquisition:

                                                              (DOLLARS IN MILLIONS)
                                                              ---------------------
Other assets including goodwill.............................          $700
Other non-current liabilities...............................           100

     (k) To reflect the increase in paid-in capital and the elimination in retained earnings as a result of pro forma adjustments (h) through (j).

FINANCING TRANSACTIONS:

     (l) To reflect the public issuance of $800 million of Notes.

     (m) To reflect a $1.1 billion equity contribution by CMS Energy.

     (n) To reflect the payment of $1.9 billion in cash to Duke Energy for the acquisition of the Panhandle Companies.

             ------------------------------------------------------
             ------------------------------------------------------

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PANHANDLE, THE INITIAL PURCHASERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE EXCHANGE NOTES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
Forward-Looking Statements............       i
Where to Find More Information........       i
Prospectus Summary....................       1
Historical and Pro Forma Selected
  Financial Information...............       8
Risk Factors..........................      10
Use of Proceeds.......................      12
Ratio of Earnings to Fixed Charges....      12
The Company...........................      13
Description of the Exchange Notes.....      15
The Exchange Offer....................      32
Certain United States Federal Income
  Tax Consequences....................      40
Plan of Distribution..................      43
Legal Matters.........................      44
Experts...............................      44
Unaudited Pro Forma Financial
  Information.........................     F-1

             ------------------------------------------------------
             ------------------------------------------------------
                               OFFER TO EXCHANGE

                   $300,000,000 6.125% SENIOR NOTES DUE 2004
                   $200,000,000 6.500% SENIOR NOTES DUE 2009
                   $300,000,000 7.000% SENIOR NOTES DUE 2029

                          ISSUED BY PANHANDLE EASTERN
                               PIPE LINE COMPANY

                           WHICH HAVE BEEN REGISTERED
                       UNDER THE SECURITIES ACT OF 1933,
                                   AS AMENDED

                       FOR ANY AND ALL OF THE OUTSTANDING

                   $300,000,000 6.125% SENIOR NOTES DUE 2004
                   $200,000,000 6.500% SENIOR NOTES DUE 2009
                   $300,000,000 7.000% SENIOR NOTES DUE 2029

                    ISSUED BY CMS PANHANDLE HOLDING COMPANY

                         WHICH WAS MERGED WITH AND INTO
                      PANHANDLE EASTERN PIPE LINE COMPANY

                               PANHANDLE EASTERN
                               PIPE LINE COMPANY

             ------------------------------------------------------
             ------------------------------------------------------